       As filed with the Securities and Exchange Commission on October 30, 1996
                                                           Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                                ----------------------

                                      FORM SB-2
                                REGISTRATION STATEMENT
                                         UNDER
                              THE SECURITIES ACT OF 1933
                                     ------------
                                     SCOOP, INC.

                    (Name of Small Business Issuer in its Charter)

          DELAWARE                        7375                     33-0726608
(State or Other Jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)  Identification No.)



                             ----------------------------
                            2540 RED HILL AVE., SUITE 100
                             SANTA ANA, CALIFORNIA 92705
                                    (714) 225-6000
                            (Address and Telephone Number
                           of Principal Executive Offices)
                             ----------------------------

                               KARL-MAGNUS S. KARLSSON
                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            2540 RED HILL AVE., SUITE 100
                             SANTA ANA, CALIFORNIA 92705
                                    (714) 225-6000
                            (Address and Telephone Number
                                of Agent for Service)
                                ---------------------
                                      Copies to:

     William J. Cernius, Esq.                     Steven J. Insel, Esq.
       Latham & Watkins                    Jeffer, Mangels, Butler & Marmaro LLP
     650 Town Center Drive                         2121 Avenue of the Stars
        Twentieth Floor                                  10th Floor
   Costa Mesa, California  92626               Los Angeles, California  90067
         (714) 540-1235                               (310) 203-8080

                             ---------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:/X/


                                                        (CONTINUED ON NEXT PAGE)

(CONTINUED FROM PREVIOUS PAGE)

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                  -----------------

                           CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
                                                        Proposed      Proposed
                                                         Maximum       Maximum
                                          Amount        Offering      Aggregate     Amount of
   Title of Each Class of                  to be        Price per     Offering     Registration
  Securities to be Registered            Registered      Security(1)   Price(1)         Fee
-----------------------------------------------------------------------------------------------
Common Stock, $.001 par value
("Common Stock")(2) . . . . . . . . . .  2,785,183(sh)    $6.00      $16,711,098     $5,063.97
-----------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of
Consultant Warrants . . . . . . . . . .    200,000(sh)    $2.55         $510,000       $154.55
-----------------------------------------------------------------------------------------------
Representative Warrant. . . . . . . . .          1(wt)   $50.00              $50          $.02
-----------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of
Representative Warrant. . . . . . . . .    140,000(sh)    $7.20       $1,008,000       $305.45
-----------------------------------------------------------------------------------------------
Total Registration Fee. . . . . . . . .                              $18,229,148     $5,523.98
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee.

(2) Includes (i) 210,000 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any, and (ii) 1,175,183 shares of Common Stock owned by certain existing stockholders that are being registered for resale.
                            -----------------------------

    Pursuant to Rule 416, there are also being registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable by reason of stock splits, stock dividends and similar adjustments as set forth in the provisions of the Representative Warrant and the Consultant Warrants.
                            -----------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   EXPLANATORY NOTE


    This Registration Statement contains two Prospectuses.

    The first Prospectus forming a part of this Registration Statement is to be used in connection with the underwritten public offering of 1,610,000 shares of the Registrant's Common Stock (including 210,000 shares of Common Stock subject to the Underwriters' over-allotment option), and immediately follows this page.

    The second Prospectus forming a part of this Registration Statement is to be used in connection with the sale from time to time by certain selling security holders of 1,175,183 shares of Common Stock which are currently outstanding and 200,000 shares of Common Stock issuable by the Company upon exercise of the Consultant Warrants. The second Prospectus will consist of (i) pages SS-1 and SS-2, the front cover page and inside front cover page of the second Prospectus, (ii) pages 3 through 60 of the first Prospectus (other than the sections entitled "Resale of Outstanding Securities" and "Underwriting") and pages F-1 through F-21 of the first Prospectus, (iii) page SS-3 through SS-4 (which will appear in place of the section entitled "Resale of Outstanding Securities"), (iv) page SS-5 (which will appear in place of the section entitled "Underwriting") and (v) page SS-6, the back cover page of the second Prospectus.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH
STATE.

                     SUBJECT TO COMPLETION, DATED OCTOBER 30, 1996

PROSPECTUS                         1,400,000 SHARES
                                     SCOOP, INC.
                                     [SCOOP LOGO]
                                     COMMON STOCK
                                    -------------
    All of the shares of common stock, par value $.001 per share (the "Common Stock"), offered hereby are being offered by Scoop, Inc. (the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock and there can be no assurance that such a market will exist after this Offering. It is currently estimated that the initial public offering price will be between $5.00 and $6.00 per share. The initial public offering price of the shares of Common Stock offered hereby will be determined by negotiation between the Company and The Boston Group, L.P. (the "Representative"), as representative of the several underwriters (the "Underwriters"). See "Underwriting" for information relating to the determination of the initial public offering price. Application has been made for quotation of the Common Stock on the Nasdaq Small-Cap Market under the symbol "SCPI."

THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION" BEGINNING ON PAGES 9 AND 22, RESPECTIVELY.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURI-
                   TIES COMMISSION PASSED UPON THE ACCURACY OR ADE-
                    QUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                         TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                          Underwriting
                            Price to     Discounts and        Proceeds to
                             Public       Commissions(1)       Company(2)
--------------------------------------------------------------------------------
Per Share . . . . .     $              $                    $
Total(3). . . . . .   $              $                    $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Does not include (a) a non-accountable expense allowance payable to the Representative, or (b) the value of a five-year warrant granted to the Representative to purchase up to 140,000 shares of Common Stock at 120% of the initial public offering price per share of Common Stock (the "Representative Warrant"). For indemnification and contribution arrangements with the Underwriters, see "Underwriting."

(2) Before deducting Offering expenses payable by the Company estimated at $875,000, including the Representative's non-accountable expense allowance. See "Underwriting."

(3) The Company has granted to the Underwriters a 45-day option to purchase up to an aggregate of 210,000 additional shares of Common Stock, solely to cover over-allotments, if any. See "Underwriting." If all such shares of Common Stock are purchased, the Total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $        , $
    and $        , respectively.

    The Common Stock is offered by the several Underwriters when, as and if delivered to and accepted by them and subject to their right to withdraw, cancel or modify the Offering and reject any order in whole or in part. It is expected that delivery of the certificates for the shares of Common Stock will be made on
or about          , 1996.

                                 -------------------

                                THE BOSTON GROUP, L.P.

                 The date of this Prospectus is                , 1996

                                      [GRAPHICS]


    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    The Company intends to furnish its stockholders annual reports containing audited financial statements, with a report thereon by its independent certified public accountants, and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                                  PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS," AND FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS (i) REFLECTS THE MERGER OF THE COMPANY WITH SCOOP, INC., A CALIFORNIA CORPORATION ("SCOOP CALIFORNIA"), WHICH WILL BE EFFECTED PRIOR TO THE OFFERING IN ORDER TO REINCORPORATE SCOOP CALIFORNIA IN THE STATE OF DELAWARE (THE "REINCORPORATION"), (ii) REFLECTS THE 1,006.654-FOR-ONE STOCK SPLIT OF THE COMMON STOCK EFFECTED IN MAY 1996 AND (iii) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, THE REPRESENTATIVE WARRANT OR WARRANTS OUTSTANDING IMMEDIATELY PRIOR TO THE OFFERING. SEE "DESCRIPTION OF CAPITAL STOCK--WARRANTS" AND "UNDERWRITING." SINCE THE COMPANY WAS RECENTLY FORMED TO EFFECT THE REINCORPORATION, REFERENCES IN THIS PROSPECTUS TO THE HISTORICAL ACTIVITIES OF THE COMPANY ARE REFERENCES TO THE ACTIVITIES OF SCOOP CALIFORNIA AND NEWSMAKERS INFORMATION SERVICES, INC., ITS WHOLLY-OWNED SUBSIDIARY, WHICH WAS MERGED INTO SCOOP CALIFORNIA IN JUNE 1996.


                                     THE COMPANY

    Scoop, Inc. (the "Company") is in the process of developing SCOOP!, an Internet delivered business information service. It is anticipated that SCOOP! will enable customers to access an extensive array of well-recognized news and information sources which the Company licenses principally from UMI Company ("UMI"), a wholly-owned subsidiary of Bell & Howell Operating Company ("Bell & Howell") and one of the world's leading aggregators of articles from newspapers, periodicals and other information sources. The Company believes that SCOOP! also will provide customers with a unique combination of information delivery capabilities for accessing relevant information from the Company's databases and the Internet's World Wide Web (the "Web"). SCOOP! is designed to provide users with three distinct information tools: (i) an alert-based "channel" which provides information tailored to the individual user's preferences (the "Alert" service), (ii) research tools for efficient retrieval of information from the Company's content providers and (iii) Web navigation tools for accessing information available on the Internet. The Company believes that through SCOOP! it will be able to capitalize on the increasing use of "webcasting:" bringing information across the Web to customers based on a profile of their information needs rather than waiting for customers to request it. The Company plans to deliver SCOOP! via the Internet to corporate, professional, small office/home office ("SOHO") and other users by introducing its service primarily through alliances with large, well-established providers of Internet services.

    The Company expects to generate revenue from SCOOP! primarily through transaction based fees, such as fees customers will be charged to obtain summaries and full text versions of articles of interest. The Company may also generate revenue in the future by selling advertising targeted to reach customers based on their individualized search profiles. No assurance can be given that the Company will be successful in completing development of SCOOP! or in generating revenue from SCOOP!. See "Risk Factors--Risk of Services Development and Market Acceptance" and "--Risk of System Flaws or Failures."

    Through SCOOP! the Company will offer customers access to content from a broad range of worldwide news and information sources, including well-recognized content sources. The Company anticipates that over 3,000 worldwide news and information sources will be initially available through SCOOP!, including national and regional domestic newspapers, international newspapers, magazines, financial journals, industry journals, trade publications, general business publications and newswires and press release services. A selection of current news and other information will be made available through SCOOP! from among the sources of UMI's information database. UMI's database includes approximately 11 million proprietary abstracts and rights to full text and full image content to over 7,000 newspapers, 18,000 periodicals and 1.2 million dissertations and other materials. The Company expects that a substantial portion of its news sources (e.g., newswires) will be continuously updated, enabling SCOOP! users to obtain current information on a timely basis through their customized alert-based reports. SCOOP! will also enable customers to obtain specific information concerning various public and private companies of interest through company intelligence profiles. In addition, SCOOP! users will be able to hyperlink directly to home pages maintained by companies mentioned in abstracts and full text versions of articles by simply "clicking" on the company name.

    The Company derives substantially all of its content from a license agreement with UMI. See "Risk Factors--Dependence on UMI Content." The license agreement gives the Company the right to resell through SCOOP! the vast majority of the "current" content (i.e., content less than six months old) which is available for electronic distribution through UMI and its subsidiaries, including DataTimes Corporation ("DataTimes") which primarily provides current news and business information. The UMI license agreement also gives the Company limited competitive protections relating to the distribution of certain UMI content via alert-based Internet delivery systems. Cross-selling arrangements between UMI and the Company will enable SCOOP! users to access additional information from UMI's extensive database by hyperlinking from SCOOP! to UMI's ProQuest-TM- Direct Web service and other UMI premium research services. The Company will be entitled to receive referral royalties from UMI in the event SCOOP! users subscribe to and utilize the UMI services. The Company views UMI as an established leader in the information services industry and intends to explore additional areas for enhancing its strategic relationship with UMI, including technology sharing, joint product development, additional co-marketing efforts and overall business efficiencies. In addition, UMI has the right to acquire a significant interest in the Company through a warrant to purchase 550,000 shares of Common Stock at prices ranging from $6.50 to $15.00 per share. See "Principal Stockholders" and "Description of Capital Stock--Warrants."

    The Company's proprietary Scoop SmartGuide-TM- ("SCOOP SMARTGUIDE") technology, which is presently being developed, is the foundation for the SCOOP! business information service. The SCOOP SMARTGUIDE technology is designed to serve as an interactive search engine which sorts, filters, condenses and categorizes business information from a variety of dynamic databases. Based on customer defined profiles, the SCOOP SMARTGUIDE technology assigns a relevancy ranking to content which matches the individualized profiles and then provides customers with customized Alert reports or "newspapers" comprised of brief abstracts from the most relevant articles. Customers will be able to structure profiles to track industry developments or obtain information pertaining to companies, products or other topics of interest to the customer. From the abstracts obtained through the Alert reports, customers will be able to link directly to full text versions of articles of interest. SCOOP! will also enable customers to perform additional research on companies or subjects of interest by searching deeper in content and corporate intelligence databases. In addition, the SCOOP SMARTGUIDE technology is designed to enhance customers' ability to quickly access relevant information which is publicly available on the Web by enabling customers to hyperlink from the Company's databases to specific information sources, such as company home pages, on the Web. The Company believes that the Alert, research and Web navigation capabilities of the SCOOP SMARTGUIDE technology comprise a unique combination of tools which will enable customers to quickly meet their information needs by integrating the Company's content databases and publicly available information on the Web.

    The Company expects that SCOOP! will initially be delivered to customers via the Internet and that the Company will then seek to deliver its service via additional delivery mediums such as cable, personal data assistants ("PDAs"), personal communication systems ("PCSs") and pagers. The Company's principal marketing strategy is to proliferate SCOOP! as a "branded" service across numerous information mediums by distributing SCOOP! primarily through alliances with large, well-established strategic distribution partners with existing customer bases. The Company intends to market SCOOP! and obtain customers by accessing the existing customer bases of its distribution partners. The Company also believes that its partner distribution strategy will provide the Company with a cost effective marketing alternative to the more capital intensive marketing programs aimed at individual users. Although the Company has initiated discussions with several prospective distribution partners, to date there are no agreements between the Company and any such parties and no assurances can be given that the Company will be successful in entering into any such agreements or implementing its distribution strategy. See "Risk Factors-- Dependence on Potential Strategic Distribution Partners."

    Although the Company's principal business strategy is to pursue the development and marketing of its SCOOP! business information service, the Company also intends to expand and continue to generate sales from its NewsMakers Publishing Services division ("Newsmakers"). NewsMakers markets printed media reproductions (article reprints and desk and wall displays) that are customized by the Company's in-house layout department and printed and/or manufactured by outside contractors. Currently, the Company derives all of its sales through NewsMakers which generated net sales of approximately $969,000 during 1995 and approximately $647,000 during the first six months of 1996.

    The Company was incorporated in the State of Delaware on October 11, 1996. The Company's offices are located at 2540 Red Hill Avenue, Suite 100, Santa Ana, California 92705 and its telephone number is (714) 225-6000. The Company's Web site is accessible via "http://www.scoopnews.com" Information on the Company's Web site is not to be deemed a part of this Prospectus.

    MEDIAALERT, HEALTH ALERT, NEWSMAKERS and FAMEFRAMES are registered trademarks of the Company. SCOOP!, SCOOP SMARTGUIDE, SCOOP INFORMATION SERVICES and the SCOOP logo are also trademarks of the Company. This Prospectus also includes trademarks of other companies.

                                     THE OFFERING

Common Stock Offered by the Company . . . . . . . . .      1,400,000 shares

Common Stock Outstanding After the Offering . . . . .      5,152,497 shares (1)

Use of Proceeds by the Company. . . . . . . . . . . .      For working capital and other general corporate purposes, including product development, expansion of sales and marketing, capital expenditures and to fund anticipated operating losses.

Proposed Nasdaq Small-Cap Symbol. . . . . . . . . . .      SCPI

Risk Factors. . . . . . . . . . . . . . . . . . . . .      An investment in the Common Stock involves a high degree of risk and immediate substantial dilution.  The Company has a history of operating losses and anticipates continuing losses.  See "Risk Factors" and
                                                           "Dilution."

Resale of Outstanding Securities and of Common Stock
Underlying Consultant Warrants. . . . . . . . . . . .      A separate Prospectus is being filed with the Registration Statement of which this Prospectus is a part which relates to the registration by the
                                                           Company, at its expense, for the account of certain security holders
                                                           (the "Selling Security Holders") of (i) 1,175,183 shares of Common Stock previously issued by the Company to certain Selling Security Holders and
                                                           (ii) 200,000 shares of Common Stock issuable by the Company upon the exercise of warrants issued to certain consultants (the "Consultant
                                                           Warrants").  The 1,375,183 shares of Common Stock being so offered for sale by the Selling Security Holders are sometimes collectively referred to as the "Selling Security Holders' Shares."  The Selling Security
                                                           Holders' Shares are not being underwritten in this Offering and the
                                                           Company will not receive any proceeds from the sale of the Selling
                                                           Security Holders' Shares.  The Common Stock being registered for the account of the Selling Security Holders may be sold by the Selling
                                                           Security Holders or their transferees commencing on the date of this
                                                           Prospectus.  See "Risk Factors--Sale of Certain Securities," and "Resale
                                                           of Outstanding Shares."

____________________________

(1) Excludes 242,500 shares of Common Stock issuable upon the exercise of stock options outstanding at June 30, 1996 under the Company's Stock Incentive Plan with a weighted average exercise price of $2.19 per share. See Notes 6 and 10 of Notes to Financial Statements.

                                SUMMARY FINANCIAL DATA

    The following Summary Financial Data is derived from and should be read in conjunction with the Company's financial statements and the related Notes thereto included elsewhere in this Prospectus.

                                                              YEAR ENDED                  SIX MONTHS ENDED
                                                             DECEMBER 31,                     JUNE 30,
                                                       -------------------------     -------------------------
                                                          1994           1995           1995            1996
                                                        ----------     ----------     ----------     ----------
STATEMENT OF OPERATIONS:
Net Sales(1) . . . . . . . . . . . . . . . . . .       $ 943,500      $ 968,600      $ 515,800      $ 647,000
Cost of Sales. . . . . . . . . . . . . . . . . .         412,000        534,100        311,400        327,800
                                                      ----------     ----------     ----------     ----------
   Gross Profit. . . . . . . . . . . . . . . . .         531,500        434,500        204,400        319,200
Operating Expenses:
   Research and development. . . . . . . . . . .          64,300        186,600         88,602         87,200

   Selling and marketing . . . . . . . . . . . .          69,600        175,100         30,100        117,100
   General and administrative. . . . . . . . . .         597,600        625,900        290,800        535,300
                                                      ----------     ----------     ----------     ----------
         Total Operating Expenses. . . . . . . .         731,500        987,600        409,500        939,600
                                                      ----------     ----------     ----------     ----------
Operating loss . . . . . . . . . . . . . . . . .        (200,000)      (553,100)      (205,100)      (620,400)
Interest expense . . . . . . . . . . . . . . . .          18,600         36,000         14,300         32,200
                                                      ----------     ----------     ----------     ----------
Loss before provision for income taxes . . . . .        (218,600)      (589,100)      (219,400)      (652,600)
Provision for income taxes . . . . . . . . . . .           1,600          1,600            800            800
                                                      ----------     ----------     ----------     ----------
Net Loss . . . . . . . . . . . . . . . . . . . .       $(220,200)     $(590,700)     $(220,200)     $(653,400)
                                                      ----------     ----------     ----------     ----------
                                                      ----------     ----------     ----------     ----------
Net Loss per common share(2) . . . . . . . . . .           $(.04)         $(.13)         $(.04)         $(.22)
                                                      ----------     ----------     ----------     ----------
                                                      ----------     ----------     ----------     ----------
Weighted average common shares
 outstanding(2). . . . . . . . . . . . . . . . .       5,324,000      4,695,000      5,324,000      3,038,000
                                                      ----------     ----------     ----------     ----------
                                                      ----------     ----------     ----------     ----------



                                                          JUNE 30, 1996
                                                   ----------------------------
                                                                        AS
                                                      ACTUAL       ADJUSTED (3)
                                                   ----------------------------

BALANCE SHEET DATA:
Cash and cash equivalents. . . . . . . . . .     $1,030,200         $7,200,700
Working capital. . . . . . . . . . . . . . .      1,136,800          7,307,300
Total assets . . . . . . . . . . . . . . . .      1,761,600          7,932,100
Current liabilities. . . . . . . . . . . . .        420,500            420,500
Long term obligations. . . . . . . . . . . .        142,400            142,400
Redeemable Shares. . . . . . . . . . . . . .      2,157,200               --
Stockholders' (deficit) equity . . . . . . .       (958,500)         7,369,200

FOOTNOTES ON NEXT PAGE.

--------------------
(1) The Company currently derives all of its net sales through Newsmakers. To date, no revenue has been derived from the Company's SCOOP! service. See "Risk Factors--Lack of Operating History; Unproven Business Strategy," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.

(2) See Note 1 of Notes to Financial Statements for information concerning the calculation of net loss per share.

(3) Adjusted to give effect to (i) the sale of 1,400,000 shares of Common Stock offered hereby at an assumed initial public offering price of $5.50 per share, and the application of the net proceeds therefrom as described under "Use of Proceeds" and (ii) the termination of the mandatory redemption rights associated with certain shares of Common Stock (the "Redeemable Shares") upon the closing of the Offering. See Note 5 to Notes to Financial Statements.

                                     RISK FACTORS

    INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY POTENTIAL PURCHASERS IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS OF OPERATIONS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

    LACK OF OPERATING HISTORY; UNPROVEN BUSINESS STRATEGY. Since the Company commenced business operations in 1990, substantially all of the Company's revenue has been generated from sales of products and services by NewsMakers. During the past year, the Company has focused considerable time and effort and expended significant financial resources on developing its SCOOP SMARTGUIDE technology and the related SCOOP! service. Although the Company intends to expand and continue to generate revenue from NewsMakers, the Company's principal business strategy is to pursue the development and marketing of its SCOOP! service. The Company is not presently generating any revenue from SCOOP! because it has not yet been commercially released, and no assurances can be given that the Company will be successful in selling SCOOP! when it is commercially released. Accordingly, the Company has no operating history upon which an evaluation of the Company and its prospects in such area of business can be based. The Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market for Internet products and services. To address these risks, the Company must, among other things, complete the development of its SCOOP SMARTGUIDE technology and SCOOP! service, implement and execute its principal sales and marketing strategy, attract strategic distribution partners, attract and motivate qualified personnel, respond to competitive developments, constantly upgrade its technologies and commercialize products and services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks.

    HISTORY OF OPERATING LOSSES; ANTICIPATION OF CONTINUING LOSSES.  The
Company reported net losses of approximately $591,000 for the year ended December 31, 1995 and approximately $653,000 for the six months ended June 30, 1996. See "Selected Financial Data." The Company has continued to realize losses since June 30, 1996. The Company has recently significantly increased, and expects to continue to increase, its operating expenses before it will have any significant increase in its operating revenue. As a result of the foregoing factors, the Company expects to continue to incur significant losses on a quarterly and annual basis for the foreseeable future. There can be no assurance that the Company will ever achieve significant revenue or profitable operations. The Company's ability to continue as a going concern is dependent upon future events, including the successful development and market acceptance of its products and its ability to secure additional sources of financing.
These factors raise substantial doubt about its ability to continue as a going concern. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's financial statements and the related Notes thereto included elsewhere in this Prospectus.

    RISKS OF SERVICE DEVELOPMENT AND MARKET ACCEPTANCE. The Company believes that its future success will be largely dependent upon its ability to market its SCOOP! service on the Internet and the Web. There can be no assurance that the Company will not experience difficulties that could delay or prevent the introduction and marketing of its SCOOP! service or that SCOOP! will meet the requirements of the Internet marketplace and achieve market acceptance. If the Company is unable to develop its

SCOOP! service on a timely basis or if its SCOOP! service does not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected.

    DEPENDENCE ON POTENTIAL STRATEGIC DISTRIBUTION PARTNERS. The Company's principal sales and marketing strategy is to market and sell its products primarily through alliances which the Company will attempt to establish with large, well-established strategic distribution partners with existing customer bases. Although the Company has had discussions with several potential strategic distribution partners, the Company has not yet entered into any definitive agreements relating to the establishment of any strategic distribution relationship and no assurance can be given that the Company will be able to attract any such prospective strategic distribution partners. The failure of the Company to enter into strategic distribution partnership relationships would materially adversely affect the Company and its financial condition, results of operation and future prospects. Moreover, if the Company's marketing arrangements and activities with any company with which it hereafter enters into an alliance or other strategic distribution partnership arrangement were subsequently to be lessened, curtailed or otherwise modified, the Company may not be able to replace or supplement such marketing efforts alone or with other companies. If any of such companies were to reduce their joint marketing activities with the Company, develop and market their own business information service, market business information products developed by competitors of the Company or cease to jointly market the Company's business information service, the Company's business, results of operations and financial condition would be materially adversely affected. See "Business--Sales and Marketing Strategy."

    DEPENDENCE ON UMI CONTENT. The success of the Company's business plan is dependent on its ability to provide customers with access to a wide variety of information sources. The Company's right to provide such access is based on license agreements between the Company and information content providers. The Company will initially derive substantially all of its content from UMI. The Company's agreement with UMI, which presently expires in October 1999, provides for automatic renewal for one-year periods unless notice of termination is provided before the end of the term or any extension thereof by either party. The Company's agreement with UMI may also be terminated if the Company fails to fulfill its obligations under such agreement. UMI and the Company's other content providers compete, or may in the future compete, with one another and, to some extent, with the Company for customers. Termination or non-renewal of the Company's license with UMI, or with any other significant information providers with which the Company may contract in the future, would significantly decrease the news and information which the Company could offer its customers and would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, fees payable to UMI and the Company's other information content providers will constitute a significant portion of the Company's cost of sales. If the Company is required to increase the fees payable to UMI or its other information providers such increased fee payments would have an adverse effect on the Company's business, results of operations and financial condition. See "Business--UMI Relationship."

    IMMEDIATE SUBSTANTIAL DILUTION. Purchasers of the shares of Common Stock offered hereby will experience immediate substantial dilution of the net tangible book value of the Common Stock from the initial public offering price. See "Dilution."

    COMPETITION. The Company's direct competitors for its Internet and Web-based business information service will include Individual, Inc., DeskTop Data, IBM's Infosage and M.A.I.D. Plc. The market for business information services, including Internet information products and services, is intensely competitive and rapidly changing. Participants in this market range from extremely large and well-capitalized companies to smaller competitors as there are no substantial barriers to entry into such market. The Company competes, or may in the future compete, directly or indirectly, for customers and/or information content sources with the following categories of companies:
(i) connectivity providers of telephone, cable, wireless and/or other means of accessing the Internet such as Tele-Communications, Inc. ("TCI"), (ii) large, well-established news and other information providers, such as Dow Jones & Company, Inc., Knight-Ridder, Inc. ("Knight-Ridder"), Pearson Plc, Reed Elsevier Plc. ("Lexis/Nexis"), Reuters America, Inc., and Thompson Financial Networks, Inc., (iii) traditional print media companies that are increasingly searching for opportunities for providing news online, including through the establishment of Web sites on the Internet, (iv) providers of network-based software systems such as Lotus Development Corporation and Microsoft Corporation, which have allied, or may in the future ally, with competing news and other information providers, (v) third party providers of software which allows PC users to aggregate and filter a variety of news feeds, (vi) consumer online services such as America Online, GEnie CompuServe and Prodigy, (vii) Internet-based news distributors such as ClariNet Communications Corp., (viii) search engine providers such as Digital Equipment's Alta Vista Corporation, Infoseek Corporation, Lycos, Inc., Verity, Inc. and Yahoo!, Inc., and (ix) companies that offer space for advertising on the Web, including content Web sites. Many of these competitors are already well established in the Internet marketplace and therefore have a significant competitive advantage.

    Substantially all of the Company's current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources and greater name recognition than the Company. In addition, any of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their information services and products than the Company. There can be no assurance that the Company's current or potential competitors will not develop products and services comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing customer requirements. Increased competition could result in price reductions, reduced margins or loss of market share, any of which would materially and adversely affect the Company's future business, results of operations or financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressures faced by the Company will not have a material adverse effect on its business, results of operations and financial condition. If the Company is unable to compete successfully against current and future competitors, the Company's business, results of operations and financial condition will be materially adversely affected.

    Some of the Company's current and potential competitors own all or a substantial part of the information content in their databases. The Company does not own any of its content and therefore must license content from providers at substantial cost. Competitors who own their own information have no license fee obligation on their own information, and may limit or preclude access by the Company to their information, which gives such competitors a pricing or other competitive advantage over the Company.

    The Company believes that the overall cost to the consumer of retrieving useful information through an online service is an important competitive factor. This cost includes such elements as subscription fees, usage fees, online charges and other items. The Company could be required to reduce its anticipated subscription or transaction fees or otherwise alter its anticipated pricing structure in response to competitive pressures. Any such action or increased competition, on the basis of price, depth and breadth of data sources or other factors, could have a material adverse effect on the Company's business, results of operations and financial condition.

    DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET. The Internet, and particularly the Web, represent potential markets for the Company's business information service which have only recently begun to develop, are rapidly evolving and are characterized by an increasing number of market entrants who have introduced or developed a wide variety of products and services for communication and commerce. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for new products and services are subject to a high level of uncertainty. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, quality of service and ease of use and access) remain unresolved and may impact the growth of Internet and Web use. There can be no assurance that commerce over the Internet will become widespread, or that services developed by the Company for use on the Internet will become accepted. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be reluctant to adopt a new strategy that could make their existing products and infrastructure obsolete. In addition, there can be no assurance that individual business, professional, SOHO or other potential customers will adopt the Web for online commerce and communication. If the Internet market fails to develop, develops more slowly than expected or becomes saturated with competitors, the Company's business, operating results and financial condition could be materially adversely affected. See "Business--Industry Overview."

    RISKS OF TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS. The market for Internet services and products is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions. The Company's future success will depend, in large part, on its ability to effectively use leading technologies, to continue to develop its technical expertise, to finalize the development of its SCOOP! business information service, to enhance its service, to develop new services that meet changing customer needs, to advertise and market its business information services and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. There can be no assurance that the Company will be successful in effectively using new technologies, developing SCOOP! or new business information services or enhancing its business information services on a timely basis or that such new technologies or enhancements will achieve market acceptance. The Company believes that its ability to compete successfully is also dependent upon the compatibility and interoperability of its business information services with products, services and architectures offered by various other companies. There can be no assurance that the Company will be able to effectively address the compatibility and interoperability issues raised by technological changes or new industry standards. In addition, there can be no assurance that information products or technologies developed by others will not render the Company's business information products or technology uncompetitive or obsolete.

    RISK OF SYSTEM FLAWS OR FAILURES. The Company believes that its future success will be largely dependent upon its ability to deliver high quality, uninterrupted access to its business information service on the Internet and the Web. The Company's SCOOP SMARTGUIDE technology, which is the foundation of the SCOOP! service is currently being developed and there can be no assurance that the SCOOP SMARTGUIDE technology will prove to actually perform as it has been conceptualized and designed. Any flaws in the design of the Company's SCOOP SMARTGUIDE technology or any other system failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, results of operations and financial condition. Moreover, as the Company expands its network, integrates new and emerging technologies and equipment, and experiences growth in data traffic, there will be increased stress placed upon network hardware and traffic management systems and therefore an increased risk of system failure. The Company's network is also vulnerable to damage from fire, earthquakes, power loss, telecommunications failures and similar events. There can be no assurance that the Company will not experience partial or total failures of its network. Significant or prolonged system failures could damage the reputation of the Company and result in the loss of customers or its information content licenses.

    MANAGEMENT OF GROWTH. Upon completion of this Offering, to the extent the Company is successful in expanding its business, the resulting growth will place a significant strain on the Company's financial, management and other resources. As the Company grows and commences the commercial release of its business information services via the Internet, there will be additional demands on the Company's customer support, sales and marketing and administrative resources and network infrastructure. The Company believes that it will need, both in the short term and the long term, to hire additional qualified administrative, management and financial personnel. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems, and to attract, train, motivate, manage and retain key employees. The Company may also make additional investments in capital equipment to expand its business. No assurances can be given that these new systems will be implemented successfully, and the failure to do so could have a material adverse affect on the Company's business, operating results and financial condition. If the Company's management becomes unable to manage growth effectively, the Company's business, operating results and financial condition would be adversely affected.

    SECURITY RISKS. Despite the Company's network security measures, the Company's computer-based infrastructure will be vulnerable to computer viruses, break-ins, vandalism and similar disruptive problems which may be caused by customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Furthermore, inappropriate use of the Internet by third parties could also potentially jeopardize the security of information stored in the Company's computer systems, which may deter potential customers. Persistent security problems continue to plague public and private data networks. Recent break-ins reported in the press and otherwise have reached computers connected to the Internet and have included incidents involving "hackers" who bypassed protective "firewalls" by posing as trusted computers and then stole, deleted or altered information. Alleviating problems caused by computer viruses, break-ins or other problems caused by third parties may require significant expenditures of capital and resources by the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition. Moreover, until more comprehensive security technologies are developed, the security and privacy concerns of potential customers may inhibit the growth of the Internet service industry in general and the Company's potential customers and revenue in particular.

    DEPENDENCE ON PROPRIETARY TECHNOLOGY, TRADEMARKS AND OTHER INTELLECTUAL PROPERTY RIGHTS; RISKS OF THIRD PARTY CLAIMS FOR INFRINGEMENT. The Company's ability to effectively compete will largely depend on its ability to protect its proprietary technology in general and its recently-developed SCOOP SMARTGUIDE technology in particular. The Company does not presently own any patents and does not have any patent applications pending. The Company relies on a combination of trademarks, copyrights, trade secret laws, contractual restrictions and, in the future possibly patent laws, to establish and protect its technology and other intellectual property. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, there can be no assurance that licenses for any additional intellectual property that might be required for the Company's business information service to be or remain competitive will be available on reasonable terms, if at all. Although the Company does not believe that its technology and business information service infringe the proprietary rights of any third parties, and no third parties have asserted patent infringement or other claims against the Company, there can be no assurance that third parties will not assert such claims against the Company in the future or that such claims would not be successful. Patents have recently been granted on fundamental technologies in the communications and multimedia areas, and patents may issue which relate to fundamental technologies incorporated in the

Company's SCOOP SMARTGUIDE technology. Because patent applications in the United States are not publicly disclosed until the patents issue, patent applications may have been filed which, if issued as patents, could relate to the Company's SCOOP SMARTGUIDE technology. In addition, participants in the Company's industry also rely upon trade secret law. The Company could incur substantial costs and diversion of its management's time and energy with respect to the defense of any claims relating to proprietary rights which, in turn, could have a material adverse effect on the Company's business, financial condition and result of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to provide its business information products in the United States or abroad. Any such judgment could have a material adverse effect on the Company's business, financial condition or results of operations.

    POSSIBLE NEED FOR FUTURE FINANCING. The Company estimates that the net proceeds of the Offering, in conjunction with other financial resources, will be sufficient to satisfy the Company's anticipated working capital and capital expenditure requirements for the next 12 months. Thereafter, the Company will be required from time to time to seek additional financing to fund anticipated operating losses and finance its business strategy, including product development, expansion of sales and marketing and capital expenditures. The Company may attempt to meet its capital requirements by incurring indebtedness, issuing debt or equity securities, or a combination thereof. There can be no assurance, however, that funds will be available on terms favorable to the Company, that such funds will be available when needed, or that the Company will have adequate cash flows from operations for such requirements. See "--History of Operating Losses; Anticipation of Continuing Losses" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    DEPENDENCE UPON INVESTOR'S BUSINESS DAILY. The Company presently derives approximately 43% of its annual net sales from the sale of Newsmakers publishing products and services through its relationship with Investor's Business Daily. If the agreement between the Company and Investor's Business Daily is terminated or the sales generated through such relationship otherwise materially decrease, there is no assurance that the Company can replace lost revenue from NewsMakers, which would have a material adverse effect upon the Company's business, results of operations and financial condition. See "Business--Pricing and Customers."

    RISK OF THREATENED LITIGATION. The Company has been threatened with the commencement of a lawsuit in connection with a letter executed in August 1995 by NewsMakers Information Services, Inc., the Company's former subsidiary, and Immedia Net ("Immedia Net"), a corporation owned and controlled by Michael F. Arrigo. The letter outlined the mutual understandings regarding the proposed establishment of a new corporation which was to be owned 50% by the NewsMakers subsidiary and 50% by Immedia Net and which was to be organized to take advantage of new business opportunities. Among other things, the letter contemplated that the new corporation would be a distributor of content obtained by the Company through one of its licenses in connection with the provision of online services. Management believes the letter contemplated the negotiation, execution and delivery of a definitive final written agreement and other documents by the parties. The relationship between the NewsMakers subsidiary, on the one hand, and Immedia Net and Mr. Arrigo, on the other hand, deteriorated soon after the execution of the letter and no definitive final written agreement was ever executed. In response to a letter sent by the Company's counsel formally terminating all further negotiations between the NewsMakers subsidiary and Immedia Net in early 1996, Immedia Net formally took the position that the letter between it and NewsMakers was a legally binding contract, that NewsMakers had breached such contract and that Immedia Net intended to take appropriate legal steps to protect its rights if NewsMakers did not abide by the contract's terms. Although the Company does not believe that a legally binding contract existed between the NewsMakers subsidiary and Immedia Net, there can be no assurance that Immedia Net and Mr. Arrigo will not initiate litigation against the Company as the successor-in-interest to NewsMakers. If such litigation is initiated, there can be no assurance that the Company would either prevail in such litigation or would not be materially adversely affected in defending itself against any claims made by Immedia Net and Mr. Arrigo or in responding to any judgment that Immedia Net and Mr. Arrigo might obtain against the Company. See "Business--Potential Litigation."

    DEPENDENCE ON KEY PERSONNEL. The Company believes that its future success will depend to a significant extent on the performance and continued service of its key technical, services and product development and senior management personnel. The loss of the services of one or more of these key employees could have a material adverse effect on the Company. The Company does not presently have written employment agreements with any of its key employees except for Karl-Magnus S. Karlsson, the Company's President and Chief Executive Officer, Mark A. Davidson, the Company's Chief Operating and Financial Officer, and Daniel L. Pelekoudas, the Company's Executive Vice President - Strategic Alliances and General Counsel. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. While the Company's employees are required to sign confidentiality and nondisclosure agreements, there can be no assurance that employees will not leave the Company or be in a position to compete against the Company. The Company's failure to attract additional qualified employees or to retain the services of key personnel could materially adversely affect the Company's business, operating results and financial condition. See "Management--Executive Officers and Directors."

    LIMITED CONTROL AND INFLUENCE ON THE COMPANY. Upon the consummation of this Offering, Mr. Karlsson, the Chairman of the Board, President and Chief Executive Officer of the Company, will directly or beneficially own approximately 30% of the issued and outstanding shares of Common Stock. In addition, Mr. Karlsson and one other director are related by marriage. As a result, Mr. Karlsson will be in a position to materially influence, if not control, the outcome of all matters requiring stockholder or board approval, including the election of directors. See "Management," "Principal Stockholders" and "Description of Capital Stock--Common Stock." Such influence and control is likely to continue for the foreseeable future and significantly diminishes control and influence which future stockholders may have over the Company.

    ABSENCE OF PUBLIC MARKET. Prior to this Offering, there has been no public market for the Common Stock. While application has been made for quotation of the Common Stock on the Nasdaq Small-Cap Market and Pacific Stock Exchange, there can be no assurance that an active public market for the Common Stock will develop as a result of this Offering or, if an active public market does develop, that it will continue. In the absence of such a market, investors may be unable to liquidate their investment in the Common Stock.

    ARBITRARY DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the Representative and does not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition or any other established criteria of value. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. There can be no assurance that the Common Stock will trade at market prices in excess of the initial public offering price, as prices for the Common Stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perceptions of the Company, quarter-to-quarter variations in operating results, changes in earnings estimates by analysts following the Company, if any, and general factors affecting the Internet industry as well as general economic, political and market conditions. In addition, stock prices of many companies in the Internet industry fluctuate widely for reasons which may be unrelated to operating results. Due to analysts' expectations of continued growth, if any, and the high price/earnings ratio at which the Common Stock may trade, any shortfall in expectations could have an immediate and significant adverse effect on the trading price of the Common Stock.

    RECENTLY FORMED REPRESENTATIVE. The Representative is recently formed and does not have extensive experience as an underwriter of securities. The Representative, which was formed in March 1995, has acted as the managing underwriter for six public Offerings and has been a member of the underwriting syndicate for 30 other offerings. No assurance can be given that the Representative will be able to participate as a market maker for the Common Stock, or that any other broker-dealer will do so. See "Underwriting."

    REPRESENTATIVE'S POTENTIAL INFLUENCE ON THE MARKET. Almost all of the Selling Security Holders are clients of the Representative and are obligated to sell their respective shares of Common Stock through the Representative. It is also anticipated that a significant number of the shares of Common Stock being offered hereby will be sold to clients of the Representative. Although the Representative has advised the Company that it currently intends to make a market in the Common Stock following this Offering, it has no legal obligation, contractual or otherwise, to do so. The Representative, if it becomes a market maker, could be a significant influence in the market for the Common Stock, if one develops. The prices and the liquidity of the Common Stock may be significantly affected by the degree, if any, of the Representative's participation in such market. There is no assurance that any market activities of the Representative, if commenced, will be continued. See "Underwriting."

    SALE OF CERTAIN SECURITIES. A separate Prospectus is being filed with the Registration Statement of which this Prospectus is a part which relates to the registration for the account of the Selling Security Holders of the 1,375,183 Selling Security Holders' Shares. An aggregate of 1,175,183 of the Selling Security Holders' Shares held by certain of Selling Security Holders may be sold by the Selling Security Holders or their transferees commencing on the date of this Prospectus. The remaining 200,000 of the Selling Security Holders' Shares may be sold once the Consultant Warrants have been exercised. The Selling Security Holders have agreed not to, directly or indirectly, offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, the Selling Security Holders' Shares prior to one year from the completion of this Offering without the prior written consent of the Representative. Sales of Common Stock by the Selling Security Holders or their transferees may depress the price of the Common Stock in any market therefor that may develop. See "Description of Capital Stock" and "Resale of Outstanding Securities."

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the public market following this Offering as well as the availability for sale of additional shares could have a materially adverse effect on the market price of the Common Stock. Upon completion of this Offering, the Company will have 5,152,497 shares of Common Stock outstanding.
 Of these shares, the 1,400,000 shares offered hereby (1,610,000 shares if the Underwriters' over-allotment option is exercised in full) and 1,175,183 of the Selling Security Holders' Shares (1,375,183 shares upon exercise of the Consultant Warrants into Common Stock) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining approximately 2,377,314 shares of Common Stock outstanding upon completion of this Offering are "restricted securities" as that term is defined in Rule 144. Of the "restricted securities," Mr. Karlsson beneficially owns 1,542,616 shares. Mr. Karlsson and the Company's other directors, executive officers and certain stockholders have agreed not to, directly or indirectly, offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock of the Company owned by them for a period of one year from the completion of this Offering without the prior written consent of the Representative. Following the expiration of the lock-up agreements, all of Mr. Karlsson's shares will be eligible for immediate resale subject to the timing, volume and manner of sale restrictions of Rule 144. In addition, the Company intends to register approximately 180 days after the effectiveness of this Offering a total of up to 1,500,000 shares of Common Stock issuable pursuant to the Company's Stock Incentive Plan. Shares purchased under such plans will be eligible for sale on the public market after the effective date of the applicable registration statement. Of the up to 1,500,000 shares to be registered, 242,500 are subject to outstanding options as of June 30, 1996, of which options to purchase a total of 25,000 shares were exercisable on that date. An additional 140,000 shares are issuable upon exercise of the Representative Warrant and 550,000 shares are issuable on exercise of the warrant to Bell & Howell, all of which will be restricted securities upon issuance but are subject to certain registration rights. See "Shares Eligible for Future Sale."

    BROAD DISCRETION IN USE OF PROCEEDS. The net proceeds to the Company from the sale of the Common Stock offered hereby, after deducting underwriting discounts and commissions and the estimated expenses of this Offering of $875,000 (including the Representative's non-accountable expense allowance), are estimated to be approximately $6,200,000. The Company estimates that $1,400,000 of such net proceeds will be allocated to working capital. The Company will have broad discretion in the use of funds allocated to working capital. See "Use of Proceeds."

    NO PREEMPTIVE RIGHTS; POSSIBLE DILUTIVE EVENTS.  The holders of Common
Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional unissued shares. Accordingly, if the Company were to elect to sell additional shares of Common Stock, or securities convertible into or exercisable to purchase shares of Common Stock, following this Offering, persons acquiring shares of Common Stock in this Offering would have no right to purchase additional shares of Common Stock, and, as a result, their percentage equity interest in the Company would be diluted. See "Description of Capital Stock--Common Stock."

    GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES. The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to business generally, and there are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The Telecommunications Reform Act of 1996 (the "1996 Telecommunications Act") was recently enacted and imposes criminal penalties on anyone who distributes obscene, lascivious or indecent communications on the Internet (although a trial court has recently declared such provisions unconstitutional). The adoption of the 1996 Telecommunications Act or any other such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's products and services and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. See "Business--Government Regulation."

    POTENTIAL LIABILITY FOR DISSEMINATION OF INFORMATION. Internet product and service providers face potential liability of uncertain scope for the actions of subscribers and others using their systems or databases, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel and criminal activity under the laws of the United States and foreign jurisdictions.

Litigation is pending in several states seeking to impose liability upon Internet product and service providers for information, messages and other materials disseminated across and through their systems and for direct or vicarious copyright infringement arising out of electronic information disseminated through an Internet access service. To the extent that the Company is in the business of dissemination of information from a variety of sources and in a variety of languages, the Company could incur liabilities which could have a material adverse effect on the Company's business, results of operations and financial condition.

    POTENTIAL EFFECT OF ANTI-TAKEOVER PROVISIONS. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, qualifications, limitations and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of delaying or preventing a change of control. Further, Section 203 of the Delaware General Corporation Law prohibits the Company from engaging in certain business combinations with interested stockholders. These provisions and certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of delaying or preventing a change in control of the Company without action by the stockholders. Therefore, such provisions could adversely affect the price of the Common Stock and, to the extent tender offers for shares of the Company's Common Stock are discouraged or prevented by these provisions, may reduce the likelihood that investors could receive a premium for their shares of Common Stock. See "Description of Capital Stock."

    MAINTENANCE CRITERIA FOR NASDAQ; RISKS OF LOW-PRICED SECURITIES. The Company has applied to have the Common Stock approved for quotation on the Nasdaq Small-Cap Market, commencing upon the effective date of this Offering.
To maintain inclusion on the Nasdaq Small-Cap Market, the Company's Common Stock must continue to be registered under Section 12(g) of the Exchange Act, and the Company must continue to have total tangible assets of at least $2,000,000, total stockholders' equity of at least $1,000,000, a public float of at least 100,000 shares with a market value of at least $200,000, at least 300 stockholders, a minimum bid price of $1.00 per share and at least two market makers. While the Company expects that it will initially meet these maintenance standards, there is no assurance that the Company will be able to maintain the standards for Nasdaq Small-Cap Market inclusion with respect to its Common Stock. If the Company fails to maintain Nasdaq Small-Cap Market listing (for example, in the event of net losses which reduce tangible stockholders' equity below $1,000,000), the market value of the Common Stock likely would decline and purchasers in this Offering likely would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

    If the Common Stock ceases to be included on the Nasdaq Small-Cap Market, the Common Stock could become subject to rules adopted by the Securities and Exchange Commission (the "Commission") regulating broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq, provided that current price and volume information with respect to transactions in such securities is provided). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to these penny stock rules. If the Common Stock becomes subject to the penny stock rules, investors in this Offering may be unable to readily sell their Common Stock.

    INTEGRATION OF POTENTIAL ACQUISITIONS. As part of its business strategy, the Company may make acquisitions of, or significant investments in, complementary companies, products or technologies, although no such acquisitions or investments are currently pending. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies, products or technologies. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired companies, products or technologies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired companies, products or technologies into the Company's products, additional expense associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of any integration of new management personnel. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with any such acquisitions of other companies, products or technologies.

    NO DIVIDENDS. It is the current policy of the Company that it will retain earnings, if any, for expansion of its operations and other corporate purposes and it will not pay any cash dividends in respect of the Common Stock in the foreseeable future. See "Dividend Policy."

                                   USE OF PROCEEDS


    The net proceeds to the Company from the sale of the Common Stock offered by the Company hereby at an assumed initial public offering price of $5.50 per share are estimated to be approximately $6.2 million ($7.2 million if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and the other estimated expenses of the Offering.

    The Company currently intends to use approximately $2.0 million of the net proceeds of this Offering for sales and marketing expenses, approximately $2.0 million to acquire capital equipment to run the SCOOP! service, approximately $0.8 million to acquire technology and to develop the SCOOP! service, and approximately $1.4 million for working capital and other general corporate purposes including funding anticipated operating losses.

    As part of its business strategy, the Company may also seek to acquire complementary companies, products or technologies. See "Business--Possible Acquisitions." In the event the Company makes one or more such acquisitions after the completion of this Offering, the Company may use a portion of the net proceeds in connection therewith. The Company is not presently a party to any understandings, agreements or commitments with respect to any such acquisition.

    The foregoing represents the Company's best estimate of its use of the net proceeds of this Offering based upon its present plans, the state of its business operations and current conditions in the information services industry. The Company reserves the right to change the use of the net proceeds if unanticipated developments in the Company's business, business opportunities, or changes in economic, regulatory or competitive conditions, make shifts in the allocations of net proceeds necessary or desirable. Pending any uses, the Company intends to invest the net proceeds of this Offering primarily in short-term, interest bearing securities or accounts.


                                   DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on shares of its Common Stock. The Company currently anticipates that it will retain all available funds from earnings, if any, for use in the operation of its business, and does not intend to pay any cash dividends on its Common Stock in the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of Board of Directors of the Company and will depend on a number of factors, including future earnings, capital requirements, financial condition, future prospects of the Company and such other factors as the Board of Directors may deem relevant. In addition, the provisions of future indebtedness of the Company may prohibit or limit the Company's ability to pay dividends.

                                    CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1996 (i) on a pro forma basis to reflect the termination of the mandatory redemption rights associated with certain shares of Common Stock (the "Redeemable Shares") and (ii) as adjusted to reflect the sale of the 1,400,000 shares of Common Stock offered hereby at an assumed initial public offering price of $5.50 per share and after deducting the underwriting discounts and commissions and estimated Offering expenses payable by the Company.


                                                                                       JUNE 30, 1996
                                                                         -----------------------------------------
                                                                            ACTUAL       PRO FORMA     AS ADJUSTED
                                                                         -----------    -----------    -----------
Short-Term Obligations . . . . . . . . . . . . . . . . . . . . . . .     $    53,500    $    53,500    $    53,500
Long-Term Obligations. . . . . . . . . . . . . . . . . . . . . . . .         142,400        142,400        142,400
Redeemable Shares (1). . . . . . . . . . . . . . . . . . . . . . . .       2,157,200           --             --
Stockholders' equity (deficit):
    Preferred Stock, $0.001 par value, 5,000,000 shares
          authorized, none issued and outstanding  . . . . . . . . .            --             --             --
    Common Stock, $.001 par value, 20,000,000 shares
         authorized; 2,756,306 shares issued and
         outstanding, actual; 3,649,632 shares issued and
         outstanding, pro forma; 5,049,632 shares issued
         and outstanding, as adjusted(2) . . . . . . . . . . . . . .           2,700          3,600          5,000
    Additional paid-in capital . . . . . . . . . . . . . . . . . . .         489,100      2,645,400      8,814,500
    Accumulated Deficit. . . . . . . . . . . . . . . . . . . . . . .      (1,570,300)    (1,570,300)    (1,570,300)
    Deferred Compensation. . . . . . . . . . . . . . . . . . . . . .         120,000        120,000        120,000
                                                                         -----------    -----------    -----------
         Total stockholders' (deficit) equity. . . . . . . . . . . .        (958,500)     1,198,700      7,369,200
                                                                         -----------    -----------    -----------
         Total capitalization. . . . . . . . . . . . . . . . . . . .     $ 1,341,100    $ 1,341,100    $ 7,511,600
                                                                         -----------    -----------    -----------
                                                                         -----------    -----------    -----------

(1) Under certain circumstances, holders of Redeemable Shares are entitled to a 10% return compounded annually. Any and all such return will be canceled upon termination of the mandatory redemption rights associated with the Redeemable Shares upon the completion of this Offering. See Notes 5 and 6 of Notes to Financial Statements.

(2) Excludes 242,500 shares of Common Stock issuable upon the exercise of stock options outstanding at June 30, 1996 under the Company's Stock Incentive Plan with a weighted average exercise price of $2.19 per share. See Notes 6 and 10 of Notes to Financial Statements.

                                       DILUTION

    The pro forma net tangible book value of the Company as of June 30, 1996, was approximately $1,111,600 or $0.30 per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's net tangible assets less total liabilities divided by the number of shares of Common Stock outstanding after giving effect to the termination of the mandatory redemption rights associated with the shares of Redeemable Common Stock upon completion of this Offering. After giving effect to the sale by the Company of the 1,400,000 shares of Common Stock offered hereby at an assumed initial public offering price of $5.50 per share, and after deducting the underwriting discounts and commissions and estimated Offering expenses payable by the Company, the Company's pro forma net tangible book value at June 30, 1996 would have been approximately $7,282,100 or $1.44 per share. This represents an immediate increase in pro forma net tangible book value of $1.14 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $4.06 per share to new investors purchasing shares of Common Stock in the Offering. The following table illustrates this dilution on a per share basis:

    Assumed initial public offering price.................              $  5.50
    Pro forma net tangible book value at June 30, 1996....     $   .30

    Increase attributable to new investors................   $  1.14
                                                              -------
    Pro forma net tangible book value after Offering......              $  1.44
                                                                         -------

    Dilution to new investors.............................              $  4.06
                                                                         -------
                                                                         -------

    The following table sets forth, on a pro forma basis as of June 30, 1996, the difference between the existing stockholders and the purchasers of shares in the Offering (at an assumed public Offering price of $6.00 per share) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:


                                   SHARES PURCHASED           TOTAL CONSIDERATION          AVERAGE
                                ----------------------      ------------------------        PRICE
                                  AMOUNT       PERCENT        AMOUNT         PERCENT        SHARE
                                ----------     -------      -----------      -------       -------
    Existing stockholders        3,649,632       72.3%      $ 2,649,000        25.6%        $0.73

    New Investors                1,400,000       27.7%        7,700,000        74.4%         5.50
                                ----------     -------      -----------      -------

      Total                      5,049,632      100.0%      $10,349,000       100.0%
                                ----------     -------      -----------      -------
                                ----------     -------      -----------      -------

    The foregoing computations assume no exercise of stock options outstanding at June 30, 1996. At June 30, 1996, there were outstanding stock options to purchase an aggregate of 242,500 shares of Common Stock at a weighted average price of $2.19 per share. See Notes 5, 6 and 10 of Notes to Financial Statements. To the extent the aforementioned options are exercised, there will be further dilution to new investors.

                               SELECTED FINANCIAL DATA

    The selected financial data set forth below with respect to the Company's statements of operations for each of the two years ended December 31, 1995 and with respect to the balance sheet as of December 31, 1995 are derived from the financial statements of the Company included elsewhere in this Prospectus that have been audited by Deloitte & Touche, LLP, independent auditors, which firm's report includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern. The statements of operations data for the six months ended June 30, 1995 and 1996 and the balance sheet data as of June 30, 1996 are derived from the unaudited financial statements included elsewhere in this Prospectus and include, in the opinion of the Company's management, all adjustments (consisting of normal recurring adjustments) necessary for fair presentation of the Company's financial position at that date and results of operations for those periods. The results for the six months ended June 30, 1996 are not necessarily indicative of the results of any future period. The selected financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.



                                                          YEAR ENDED               SIX MONTHS ENDED
                                                         DECEMBER 31,                   JUNE 30,
                                                 -------------------------     -------------------------
                                                     1994           1995           1995           1996
                                                 ----------     ----------     ----------     ----------
STATEMENT OF OPERATIONS:
Net Sales (1). . . . . . . . . . . . . . .       $  943,500     $  968,600     $  515,800     $  647,000
Cost of Sales. . . . . . . . . . . . . . .          412,000        534,100        311,400        327,800
                                                 ----------     ----------     ----------     ----------
    Gross Profit . . . . . . . . . . . . .          531,500        434,500        204,400        319,200
Operating Expenses:
    Research and development . . . . . . .           64,300        186,600         88,600        287,200
    Selling. . . . . . . . . . . . . . . .           69,600        175,100         30,100        117,100
    General and administrative . . . . . .          597,600        625,900        290,800        535,300
                                                 ----------     ----------     ----------     ----------
         Total operating expenses. . . . .          731,500        987,600        409,500        939,600
                                                 ----------     ----------     ----------     ----------
Operating loss . . . . . . . . . . . . . .         (200,000)      (553,100)      (205,100)      (620,400)
                                                 ----------     ----------     ----------     ----------
Interest expense . . . . . . . . . . . . .           18,600         36,000         14,300         32,200
Loss before provision for income taxes . .         (218,600)      (589,100)      (219,400)      (652,600)
Provision for income taxes . . . . . . . .            1,600          1,600            800            800
                                                 ----------     ----------     ----------     ----------
Net Loss . . . . . . . . . . . . . . . . .        $(220,200)    $ (590,700)    $ (220,200)    $ (653,400)
                                                 ----------     ----------     ----------     ----------
                                                 ----------     ----------     ----------     ----------
Net Loss per share (2) . . . . . . . . . .       $     (.04)    $     (.13)    $     (.04)    $     (.22)
                                                 ----------     ----------     ----------     ----------
                                                 ----------     ----------     ----------     ----------
Weighted average common shares
  outstanding (2). . . . . . . . . . . . .        5,324,000      4,695,000      5,324,000      3,038,000
                                                 ----------     ----------     ----------     ----------
                                                 ----------     ----------     ----------     ----------


                                                      JUNE 30, 1996
                                          -------------------------------------
                                                                         AS
                                            ACTUAL      PRO FORMA   ADJUSTED(3)
                                          ----------   ----------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents. . . . . . .    $1,030,200   $1,030,200   $7,200,700
Working capital. . . . . . . . . . . .     1,136,800    1,136,800    7,307,300
Total assets . . . . . . . . . . . . .     1,761,600    1,761,600    7,932,100
Current liabilities. . . . . . . . . .       420,500      420,500      420,500
Long term obligations. . . . . . . . .       142,400      142,400      142,400
Redeemable Shares(4) . . . . . . . . .     2,157,200         --           --
Stockholders' (deficit) equity(4). . .      (958,500)   1,198,700    7,369,200

--------------------
(1) The Company currently derives all of its net sales through Newsmakers. To date, no revenue has been derived from the Company's SCOOP! service. See "Risk Factors--Lack of Operating History; Unproven Business Strategy", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.

(2) See Note 1 of Notes to Financial Statements for information concerning the calculation of net loss per share.

(3) Adjusted to give effect to (i) the sale of 1,400,000 shares of Common Stock offered hereby at an assumed initial public offering price of $5.50 per share, and the application of the net proceeds therefrom as described under "Use of Proceeds" and (ii) the termination of the mandatory redemption rights associated with the Redeemable Shares upon the closing of the Offering. See Note 5 to Notes to Financial Statements.

(4) Pro forma stockholders' equity assumes the termination of the mandatory redemption rights associated with the Redeemable Shares upon the closing of the Offering. See Note 5 of Notes to Financial Statements.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 AND THE YEARS ENDED DECEMBER 31, 1994 AND 1995 SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Since the Company began operations in May 1990, it has provided publishing services while also developing its SCOOP! information service business. The Company's financial and operating results reflect this dual business nature of the Company. To date, substantially all of the Company's net sales have been generated from its NewsMakers business. Concurrently since 1994, the Company has been in development of the SCOOP SMARTGUIDE technology. The NewsMakers business has contributed to funding development of the SCOOP! service.

    The Company initiated development of the SCOOP SMARTGUIDE technology in early 1994. These efforts were principally financed through contributions by the NewsMakers business in 1994 and 1995. In the first half of 1996, the Company completed various rounds of private funding. The private placements completed in April through July 1996 netted the Company approximately $2.5 million and have allowed the Company to accelerate its pace of investment in the SCOOP! information service business. Since 1994, the Company has invested approximately $0.7 million on the development of the SCOOP SMARTGUIDE technology development in development expenses, capital equipment, and content acquisition. There can be no assurances that the Company will be successful in its efforts to develop its SCOOP SMARTGUIDE technology. See "Risk Factors--Lack of Operating History; Unproven Business Strategy."

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain financial data as a percentage of net sales for the six months ended June 30, 1995 and 1996 and the fiscal years ended December 31, 1994 and 1995.


                                                  Year Ended             Six months ended
                                                 December 31,                June 30,
                                            -----------------------   ---------------------
                                               1994         1995         1995        1996
                                               ----         ----         ----        ----
  Net Sales  . . . . . . . . . . . . .        100.0%       100.0%       100.0%      100.0%
  Cost of Sales. . . . . . . . . . . .         43.7%        55.1%        60.4%       50.7%
                                             -------      -------      -------     -------
    Gross Profit . . . . . . . . . . .         56.3%        44.9%        39.6%       49.3%
  Operating Expenses:. . . . . . . . .
    Research and Development . . . . .          6.8%        19.3%        17.2%       44.4%
    Selling and Marketing. . . . . . .          7.4%        18.1%         5.8%       18.1%
    General and Administrative . . . .         63.3%        64.6%        56.4%       82.7%
                                             -------      -------      -------     -------
         Total Operating Expenses. . .         77.5%       102.0%        79.4%      145.2%
                                             -------      -------      -------     -------
  Operating Loss . . . . . . . . . . .       ( 21.2%)     ( 57.1%)     ( 39.8%)    ( 95.9%)
                                             -------      -------      -------     -------

Interest Expense . . . . . . . . . . .          2.0%         3.7%         2.7%        5.0%
                                             -------      -------      -------     -------
Loss before provision for income taxes        (23.2%)      (60.8%)      (42.5%)    (100.9%)
Provision for income taxes . . . . . .          0.2%         0.2%         0.2%        0.1%
                                             -------      -------      -------     -------
Net Loss . . . . . . . . . . . . . . .       ( 23.4%)     ( 61.0%)     ( 42.7%)    (101.0%)
                                             -------      -------      -------     -------

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    NET SALES. Net sales increased 25.4% in the first half of 1996 to $647,000 from $515,800 in 1995. This growth in sales was generated primarily by an 82.9% increase in the volume of reprint sales to $434,300 in the first sixth months of 1996. The primary cause of this growth was an exclusive relationship established with Investors Business Daily ("IBD") in the third quarter of 1995. Sales of IBD reprints in the sixth months ended June 30, 1996 totaled approximately $276,000. The Company also generated sales growth as a result of its increase in sales staff in late 1995 and early 1996.

    No sales deriving from SCOOP! are expected to occur until after the anticipated commercial launch of the service in 1997. Once launched, sales for SCOOP! are expected to be booked principally on a per transaction basis as information is acquired by users.

    COST OF SALES. Cost of sales consists primarily of the production costs, subscriptions, shipping, and permission and usage fees arising from the reproduction of printed materials. The cost of sales increased 5.3% in the first half of 1996 to $327,800 from $311,400 in 1995. The cost of sales improvement was achieved primarily through lower printing production costs and lower subscription fees in the first half of 1996. Overall, NewsMakers gross margins improved 9.7% driven by the 25.4% net sales growth combined with the lower printing production and subscription costs.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased 289.0% in the first half of 1996 to $117,100 from $30,100 in 1995 as new sales and sales support staff were added in late 1995 and early 1996 to capitalize on new publisher relationships and encourage sales growth.

    Expenses for SCOOP! Sales and marketing will increase in late 1996 as the organization begins to prepare for launch of the service in 1997.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development ("R&D") expenses increased 224.2% in the sixth months ended June 30, 1996 to $287,200 from $88,600 in 1995. R&D expenses in 1996 and 1995 include the cost of content acquisition for the purpose of developing the SCOOP

SMARTGUIDE software technology. Expenses for content acquisition in the first half of 1996 were approximately $125,000 versus $75,000 in the first half of 1995. Other R&D expense increases include salary and professional fees as efforts on the SCOOP SMARTGUIDE technology were increased. To date, all R&D expenses relate to the development of the SCOOP SMARTGUIDE technology and have been expensed as incurred.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses ("G&A expenses") increased 84.1% in the first sixth months of 1996 to $535,300 from $290,800 in 1995. The increase was principally driven by increases in legal and accounting fees. The Company expects that G&A expense will increase from previous year levels as a result of the addition of management personnel.

    INTEREST EXPENSE. Interest expense increased 125.2% in the first six months ended June 30, 1996 to $32,200 from $14,300 in 1995 as the Company continued to increase borrowings to fund software development efforts. The majority of these borrowings were repaid in June 1996.

FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1994

    NET SALES. Net sales increased 2.7% in 1995 to $968,600 from $943,500 in 1994. Essentially all sales were generated from the sale of reprints and permanent displays of published information. Increases in the sale of reprints were offset in 1995 by small declines in the sale of permanent wall displays. The IBD exclusive reprint relationship, initiated in the third quarter of 1995, helped to drive the increase in reprint sales.

    COST OF SALES. The cost of sales increased 29.6% in 1995 to $534,100 from $412,000 in 1994. This increase in the cost of sales was driven by higher supplier production costs for both reprints and permanent displays of $47,300. In addition, the Company incurred higher subscription fees by approximately $56,400 in 1995. Overall gross margins decreased to 44.9% in 1995 from 56.3% in 1994 as a result of the increase in supplier production costs and subscriptions and the 2.7% increase in sales.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased 151.6% in 1995 to $175,100 from $69,600 in 1994 as the Company added sales staff in late 1995. The Company also increased its marketing and promotional efforts in 1995 as part of its push for sales growth. Expenses in 1995 also increased as a result of bad debt write-offs in 1995 totalling $41,200.

    RESEARCH AND DEVELOPMENT EXPENSES. R&D expenses increased 190.2% in 1995 to $186,600 from $64,300 in 1994. The increase was entirely driven by the Company's efforts to develop its SCOOP SMARTGUIDE technology.

    GENERAL AND ADMINISTRATIVE EXPENSES. G&A expenses increased 4.7% in 1995 to $625,900 from $597,600 in 1994. The primary increase was in the areas of legal and accounting administration and general business operating expenses.

    INTEREST EXPENSE. Interest expense increased 93.5% in 1995 to $36,000 from $18,600 in 1994 as the Company increased borrowings to fund its software development efforts.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations to date primarily through private sales of Common Stock totalling approximately $2.5 million and cash generated from operations. At June 30, 1996, the Company had approximately $1.0 million in cash and cash equivalents. The Company does not currently have access to a line of credit.

    In 1995 and for the six months ended June 30, 1996, the Company used $303,400 and $657,200, respectively, in operating cash flows primarily to fund the SCOOP SMARTGUIDE technology development activities.

    The Company has also used equipment leases and debt instruments to finance the majority of its purchases of capital equipment, and at June 30, 1996 had approximately $106,900 outstanding in connection with these obligations.
Capital requirements for 1996 are currently expected to be approximately $400,000, primarily consisting of computer equipment required to support product development.

    The Company's ability to continue as a going concern is dependent upon future events, including the successful development and market acceptance of its products and its ability to secure additional sources of financing. These factors raise substantial doubt about its ability to continue as a going concern. The Company believes, however, that the proceeds from this Offering, together with existing cash balances, will be sufficient to satisfy working capital and capital expenditure requirements for at least the next [12] months.


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

                                       BUSINESS

INTRODUCTION

    The Company is in the process of developing SCOOP!, an Internet delivered business information service. It is anticipated that SCOOP! will enable customers to access an extensive array of well-recognized news and information sources which the Company licenses principally from UMI, a wholly-owned subsidiary of Bell & Howell Operating Company and one of the world's leading aggregators of articles from newspapers, periodicals and other information sources. The Company believes that SCOOP! also will provide customers with a unique combination of information delivery capabilities for accessing relevant information from the Company's databases and the Internet's Web. SCOOP! is designed to provide users with three distinct information tools: (i) an alert-based "channel" which provides information tailored to the individual user's preferences, (ii) research tools for efficient retrieval of information from the Company's content providers and (iii) Web navigation tools for accessing information available on the Internet. The Company believes that through SCOOP! it will be able to capitalize on the increasing use of "webcasting:" bringing information across the Web to customers based on a profile of their information needs rather than waiting for customers to request it. The Company intends to deliver SCOOP! via the Internet to corporate, professional, SOHO and other users by introducing its service primarily through alliances with large, well-established providers of Internet services.

    The Company expects to generate revenue from SCOOP! primarily through transaction based fees, such as fees charged for retrieval of summaries and full text versions of articles of interest. The Company may also generate revenue in the future by selling advertising targeted to reach customers based on their individualized search profiles. No assurance can be given that the Company will be successful in completing development of SCOOP! or in generating revenue from SCOOP!. See "Risk Factors--Risk of Services Development and Market Acceptance" and "--Risk of System Flaws or Failures."

    Although the Company's principal business strategy is to pursue the development and marketing of its SCOOP! business information service, it also intends to expand and continue to generate sales from NewsMakers. NewsMakers markets printed media reproductions (article reprints, desk and wall displays) that are customized by the Company's in-house layout department and printed and/or manufactured by outside contractors. Currently, the Company derives all of its sales through NewsMakers which generated net sales of approximately $969,000 during 1995 and approximately $647,000 during the six months ended June 30, 1996.

INDUSTRY OVERVIEW

    The Internet is a global collection of computer networks which link public and private computers throughout the world. The Internet was created beginning in the late 1960s when the Department of Defense needed a distributed network system to connect government research computers throughout the country. Over time, academic institutions started connecting to the network. Until the last approximately five years, the Internet was primarily used by these government agencies and academic institutions to exchange information and transmit and receive electronic mail, or e-mail, messages. The recent proliferation of communications-enabled PCs, the development of computer software systems which have extremely sophisticated graphics and which are increasingly intuitive, the emergence of a healthy network infrastructure and other factors have resulted in rapidly-declining costs of accessing information on the Internet which has fueled the Internet's growth. The Internet's growth has facilitated the emergence of the Web which is a client/server system of hyperlinked, multimedia databases and which allows non-technical PC users to access information on the Internet and enables providers to supply textual, graphical


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

and other information directly to PC users. PC users can easily access information on the Web using client software commonly referred to as Web "browsers" such as Netscape's Navigator and Microsoft's Internet Explorer.

    Morgan Stanley's "The Internet Report" (December 1995) (the "Morgan Stanley Report") estimated that there were approximately 150 million PC users throughout the world by the end of 1995, of which only 35 million were e-mail users, only 10 million were Internet/Web users and only 8 million were users of online services such as America Online, CompuServe and Prodigy. The Morgan Stanley Report further estimated that there will be more than 250 million worldwide PC users by the year 2000 and that approximately 200 million of such PC users will utilize e-mail, as many as 170 million of such PC users will utilize the Internet and the Web and about 30 million of such PC users will subscribe to online services.

    Hambrecht & Quist's "Internet Report" (September 1995) also predicted that a wide variety of products and services will eventually be delivered by means of the Internet. In its report, Hambrecht & Quist estimated that the information content delivery segment of the Internet industry alone will grow from approximately $50 million per annum in 1995 to approximately $10 billion per annum by the year 2000.

    The Company believes that the continued rapid growth in the number of Internet users, which the Morgan Stanley Report estimated to have doubled each year between 1990 and 1995 and to be capable of continuing to grow at such rate or more for the next decade or more, provides the Company with an excellent opportunity to market its business information service to a large and growing number of potential corporate, professional, SOHO and other users within the next several years if the Company is successful in implementing its marketing and sales strategy of selling its business information service through alliances with large strategic partners.

    The Company also believes that its products will prove to be easy for PC users to use and will allow PC users to move almost instantly from their Company-provided daily customized newspaper information source to other sources of business information on companies and news items of interest on an interactive basis including information contained in the Company's database, information from other sources available on the Internet and information contained in the home pages maintained by other companies on the Web.

THE COMPANY'S HISTORY

    The Company was incorporated and commenced business operations in May 1990. The Company's original business, NewsMakers, which presently accounts for virtually all of its operating revenue, involves the provision of a variety of products and services in connection with publishers of business or financially-oriented newspapers, trade and consumer magazines and other periodicals. The Company provides its products and services in connection with approximately 10 publications on an exclusive basis and approximately 20 publications on a non-exclusive basis. It contracts with customers to provide reprints of articles for stockholder meetings and other promotional uses on a project-by-project basis. The Company's publishing products and services include the contracting for re-use or re-sale of articles published in publications of its content sources, the supplying of its art department services for use in connection with the re-use and re-sale of such articles, and the manufacture and sale of FAMEFRAMES wall hangings depicting articles or cover pages from its content sources' publications and NEWSCUBES which contain miniaturizations of articles or issues of its content sources' publications enclosed in solid plastic cubes.


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

    In late 1993, the Company formed NewsMakers Information Services, Inc. which introduced the Company's first generation of business information products. This portion of the Company's business originally involved the distribution of business information electronically to customers by means of direct broadcast facsimile and a private electronic mail, or e-mail, system. The Company's first such product, MEDIAALERT, was introduced in late 1993. The Company introduced a second product, HEALTHALERT, in mid-1994. HEALTHALERT was primarily focused on medical device manufacturers and the pharmaceutical industry.

    The Company soon realized that its direct broadcast facsimile and private e-mail delivery systems inevitably led to "information overload" on the part of its customers and, as a result, ceased providing such earlier generation business information products and commenced the development of the critical components of what is now known as the SCOOP SMARTGUIDE technology. The Company has spent approximately $0.7 million during the last approximately two and one-half years in developing its SCOOP SMARTGUIDE software technology.

    Upon completion of the development of its SCOOP SMARTGUIDE technology, the Company believes it will be capable of reaching its targeted market consisting of corporate, professional, SOHO and other users of business information with its Internet and Web-based business information services. The Company further believes that it will also be positioned to introduce other business information products utilizing the "SCOOP!" name into a variety of vertical markets.

PRODUCTS AND SERVICES

    SCOOP! SERVICE. Through SCOOP! the Company will offer customers access to content from a broad range of worldwide news and information sources, including well-recognized content sources. The Company anticipates that over 3,000 worldwide news and information sources will be initially available through SCOOP!, including national and regional domestic newspapers, international newspapers, magazines, financial journals, industry journals, trade publications, general business publications and newswires and press release services. A selection of current news and other information will be made available through SCOOP! from among the sources of UMI's information database which includes approximately 11 million proprietary abstracts and rights to full-text and full image content to over 7,000 newspapers, 18,000 periodicals and 1.2 million dissertations and other materials. The Company expects that a substantial portion of its news sources (e.g., newswires) will be continuously updated, enabling SCOOP! users to obtain current information on a timely basis through their customized alert-based reports. SCOOP! will also enable customers to obtain specific information concerning various public and private companies of interest through company intelligence profiles. In addition, SCOOP! users will be able to hyperlink directly to home pages maintained by companies mentioned in abstracts and full-text versions of articles by simply "clicking" on the company name.

    SCOOP SMARTGUIDE TECHNOLOGY. The Company's proprietary SCOOP SMARTGUIDE technology, which is presently being developed, is the foundation for the SCOOP! business information service. The SCOOP SMARTGUIDE technology is designed to serve as an interactive search engine which sorts, filters, condenses and categorizes business information from a variety of dynamic databases. Based on customer defined profiles, the SCOOP SMARTGUIDE technology assigns a relevancy ranking to content which matches the individualized profiles and then provides customers with customized Alert reports or "newspapers" comprised of brief abstracts from the most relevant articles. Customers will be able to structure profiles to track industry developments or obtain information pertaining to companies, products or other topics of interest to the customer. From the abstracts obtained through the Alert reports, customers will be able to link directly to full-text versions of articles of interest. SCOOP! will also enable customers to perform additional research on companies or subjects of interest by searching deeper in content and corporate intelligence databases. In addition, the SCOOP SMARTGUIDE technology is designed to enhance customers' ability to quickly access relevant information which is publicly available on the Web by enabling customers to hyperlink from the Company's databases to specific information sources, such as company home pages, on the Web. The Company believes that the Alert, research and Web navigation capabilities of the SCOOP SMARTGUIDE technology comprise a unique combination of tools which will enable customers to quickly meet their information needs by integrating the Company's extensive content databases and publicly available information on the Web.

    PUBLISHING. The Company also markets printed media reproductions (article reprints and desk and wall displays) that are customized by the Company's in-house layout department and printed and/or manufactured by outside contractors. Although this portion of the Company's business is not the Company's present principal focus, the Company intends to attempt to add additional publications as content providers for its publishing products and services on an exclusive basis following the completion of this Offering.

    The Company believes that its NewsMakers publishing services will be complementary to its Internet and Web-based business information services because the content sources for the Company's publishing products and services may become sources of additional business information content. The Company also believes that its existing and potential customers for its publishing products and services may also provide the Company with additional users of its SCOOP! business information services.

UMI RELATIONSHIP

    LICENSE AGREEMENT. The Company derives substantially all of its content for SCOOP! from a license agreement with UMI. See "Risk Factors--Dependence on UMI Content." The license agreement has an initial term of three years, through October 1999, and provides for automatic one year renewals unless notice of termination is provided before the end of the term or any extensions thereof. The Company has the right under the license agreement to resell through SCOOP! the vast majority of the "current" content (i.e., content less than six months old) which is available for electronic distribution through UMI and its subsidiaries, including DataTimes which primarily provides current news and business information. The Company will pay UMI royalties based on transaction fees, subscription fees and distribution partner fees received by the Company. Royalties will be paid at a flat rate for full text versions of articles purchased by users. Step reductions in the flat rate will become effective if the Company achieves certain cumulative volumes of full text sales. The Company will pay fixed percentages royalties on fees generated from sales of summaries of articles, subscriptions and distribution partners. The license agreement requires the Company to make guaranteed minimum monthly royalty payments throughout the initial term. The UMI license agreement also gives the Company limited competitive protections relating to the distribution of certain UMI content via alert-based Internet delivery systems provided that the Company makes certain minimum annual royalty payments to UMI for the applicable year. Cross-selling arrangements between UMI and the Company will enable SCOOP! users to access additional information from UMI's extensive database by hyperlinking from SCOOP! to UMI's ProQuest-TM- Direct Web service and other UMI premium research services. The Company will receive referral royalties from UMI in the event SCOOP! users subscribe to and utilize the UMI services.

    ENHANCING RELATIONSHIP. The Company views UMI as an established leader in the information services industry and intends to explore additional areas for enhancing its strategic relationship with UMI, including technology sharing, joint product development, additional co-marketing efforts and overall business efficiencies. In addition, UMI has the right to acquire a significant interest in the Company


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

through a warrant to purchase 550,000 shares of Common Stock at prices ranging from $6.50 to $15.00 per share. See "Principal Stockholders" and "Description of Capital Stock--Warrants."

SALES AND MARKETING STRATEGY

    The Company expects that SCOOP! will initially be delivered to customers via the Internet and that the Company will then seek to deliver its service via additional delivery mediums such as cable, telephone, PDAs, PCSs and pagers.
The Company's principal marketing strategy is to proliferate SCOOP! as a "branded" service across numerous information mediums by distributing SCOOP! primarily through alliances with large, well-established strategic distribution partners with existing customer bases. The Company intends to market SCOOP! and obtain customers by accessing the existing customer bases of distribution partners. The Company also believes that its partner distribution strategy will provide the Company with a cost effective marketing alternative to the more capital intensive marketing programs aimed at individual users. Although the Company has initiated discussions with several prospective distribution partners, to date there are no agreements between the Company and any such parties and no assurances can be given that the Company will be successful in entering into any such agreements or implementing its distribution strategy.
See "Risk Factors--Dependence on Potential Strategic Distribution Partners."

    Subsequent to this Offering, the Company also intends to seek to add additional financially-oriented or business publications as content providers for Newsmakers' publishing products and services. The Company further intends to expand the scope of publishing products and services offered to its customers. No assurance can be made that the Company will be successful in adding such new customers or expanding its services.

    The Company believes that the success of its Internet and Web-based business information services may also result in additional publications seeking to become future content providers for Newsmakers' publishing products and services.

PRICING AND CUSTOMERS

    The Company presently has no paying customers for its Internet and Web-based business information services. However, if the Company is successful in executing its sales and marketing strategy, the Company anticipates that it will have a number of strategic partners who will jointly market the Company's business information service or bundle it with their own services for sale to large numbers of customers and potential customers. The Company expects its primary source of revenue from the business information services will be from transaction fees generated by the distribution of abstracts, Company Intelligence Profiles and full-text articles. The Company believes advertising will gain in increasing importance as its customer base grows.

    As previously noted, the Company's content providers for its NewsMakers services include approximately ten content providers for which the Company acts on an exclusive outsourcing agency basis, and approximately 20 additional content providers for which the Company acts as outsourcing agent on a non-exclusive basis and a smaller number of content providers for which the Company acts on a project-by-project basis. One such exclusive content provider, Investor's Business Daily, presently accounts for approximately 43% of the Company's annual revenue. The Company anticipates adding another new publication to its list of exclusive customers for its publishing products and services, although there can be no assurance that such additional customers will be added.

COMPETITION

    The Company's direct competitors for its Internet and Web-based business information service will include Individual, Inc., DeskTop Data, IBM's Infosage and M.A.I.D. Plc. The market for business information services, including Internet information products and services, is intensely competitive and rapidly changing. Participants in this market range from extremely large and well-capitalized companies to smaller competitors as there are no substantial barriers to entry into such market. The Company competes, or may in the future compete, directly or indirectly, for customers and/or information content sources with the following categories of companies: (i) connectivity providers of telephone, cable, wireless and/or other means of accessing the Internet such as Tele-Communications, Inc. ("TCI"), (ii) large, well-established news and other information providers, such as Dow Jones & Company, Inc., Knight-Ridder, Inc. ("Knight-Ridder"), Pearson Plc, Reed Elsevier Plc. ("Lexis/Nexis"), Reuters America, Inc., and Thompson Financial Networks, Inc., (iii) traditional print media companies that are increasingly searching for opportunities for providing news online, including through the establishment of Web sites on the Internet,
(iv) providers of network-based software systems such as Lotus Development Corporation and Microsoft Corporation, which have allied, or may in the future ally, with competing news and other information providers, (v) third party providers of software which allows PC users to aggregate and filter a variety of news feeds, (vi) consumer online services such as America Online, GEnie CompuServe and Prodigy, (vii) Internet-based news distributors such as ClariNet Communications Corp., (viii) search engine providers such as Digital Equipment's Alta Vista Corporation, Infoseek Corporation, Lycos, Inc., Verity, Inc. and Yahoo!, Inc., and (ix) companies that offer space for advertising on the Web, including content Web sites. Many of these competitors are already well established in the Internet marketplace and therefore have a significant competitive advantage.

    Substantially all of the Company's current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources and greater name recognition than the Company. In addition, any of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their information services and products than the Company. There can be no assurance that the Company's current or potential competitors will not develop products and services comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing customer requirements. Increased competition could result in price reductions, reduced margins or loss of market share, any of which would materially and adversely affect the Company's future business, results of operations or financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressures faced by the Company will not have a material adverse effect on its business, results of operations and financial condition. If the Company is unable to compete successfully against current and future competitors, the Company's business, results of operations and financial condition will be materially adversely affected.

    Some of the Company's current and potential competitors own all or a substantial part of the information content in their databases. The Company does not own any of its content and therefore must license content from providers at substantial cost. Competitors who own their own information have no license fee obligation on their own information, and may limit or preclude access by the Company to their information, which gives such competitors a pricing or other competitive advantage over the Company.

    The Company believes that the overall cost to the consumer of retrieving useful information through an online service is an important competitive factor. This cost includes such elements as subscription fees, usage fees, online charges and other items. The Company could be required to reduce its anticipated subscription or transaction fees or otherwise alter its anticipated pricing structure in response to competitive pressures. Any such action or increased competition, on the basis of price, depth and breadth of data sources or other factors, could have a material adverse effect on the Company's business, results of operations and financial condition.

TRADEMARKS AND PROPRIETARY RIGHTS

    The Company regards its SCOOP SMARTGUIDE technology and its other copyrights, trademarks, trade secrets and intellectual property as critical to its success, and the Company has relied, and intends to continue to rely, upon trademark and copyright law and trade secret protection, and is considering patent protection, for certain elements of its SCOOP SMARTGUIDE technology and confidentiality and/or license agreements with its employees, strategic partners and others to protect its proprietary rights. The Company has registered its MEDIAALERT, HEALTHALERT, NEWSMAKERS and FAMEFRAMES trademarks in the United States and has recently filed trademark applications with respect to its SCOOP SMARTGUIDE software technology, its SCOOP INFORMATION SERVICES tradename and its SCOOP logo. The Company is also in the process of pursuing the registration of certain of its other trademarks and tradenames in the United States and (based upon anticipated use) internationally. The Company is also presently pursuing patents in respect of certain elements of its proprietary SCOOP SMARTGUIDE technology. Effective trademark, copyright, trade secret and possible patent protection may not be available in every country in which the Company's business information products may be distributed or made available through the Internet. There can be no assurance that the steps taken, and anticipated to be taken, by the Company to protect its intellectual property rights will be adequate or that third parties will not infringe or misappropriate the Company's copyrights, trademarks, tradenames, trade secrets, patents (if any) and similar proprietary rights. In addition, there can be assurance that other parties will not assert infringement claims against the Company.

GOVERNMENT REGULATION

    The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to business generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The Telecommunications Reform Act of 1996 (the "1996 Telecommunications Act") was recently enacted and imposes criminal penalties on anyone who distributes obscene, lascivious or indecent communications on the Internet (although a trial court recently ruled many of such prohibitions to be unconstitutional). The adoption of the 1996 Telecommunications Act or any other such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's business information products and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain.

POTENTIAL LITIGATION

    In August 1995, the Company's former subsidiary, NewsMakers Information Services, Inc., and Immedia Net, a corporation owned and controlled by Michael F. Arrigo, executed a letter outlining their mutual understandings regarding the proposed establishment of a new corporation which was to be owned


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

50% by the NewsMakers subsidiary and 50% by Immedia Net and which was to be organized to take advantage of new business opportunities. Among other things, such letter contemplated that such new corporation would be a distributor of the media information content obtained by the NewsMakers subsidiary through its licenses in connection with the provision of services on the Internet or other online services. Management believes such letter contemplated the negotiation, execution and delivery of a definitive final written agreement and other documents by the parties. The relationship between the NewsMakers subsidiary, on the one hand, and Immedia Net and Mr. Arrigo, on the other hand, deteriorated soon after the execution of such letter and no definitive final written agreement was ever prepared, executed or delivered by either NewsMakers or Immedia Net. In response to a letter sent in January 1996 by the Company's counsel formally terminating all further negotiations between the NewsMakers subsidiary and Immedia Net, Immedia Net formally took the position that the letter between it and NewsMakers was a legally binding contract, that NewsMakers had breached such contract and that Immedia Net intended to take appropriate legal steps to protect its rights if NewsMakers did not commence to abide by the contract's terms. Since such response, the Company has not taken any further action with respect to this matter and the Company is not aware that either Immedia Net or Mr. Arrigo has taken any such action. Although the Company does not believe that a legally binding contract existed between the NewsMakers subsidiary and Immedia Net, there can be no assurance that Immedia Net and Mr. Arrigo will not initiate litigation against the Company (as the successor-in-interest to NewsMakers). If such litigation is initiated, there can be no assurance that the Company will either prevail in such litigation or will not be materially adversely affected in defending itself against any claims made by Immedia Net and Mr. Arrigo or in responding to any judgment that Immedia Net and Mr. Arrigo might obtain against the Company.

EMPLOYEES

    As of September 30, 1996, the Company employed a total of 22 persons, including six in sales and marketing, three in software development and technical support, six in layout and operations, four in general and administrative functions and three in management. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its relations with its employees are excellent.

FACILITIES

    The Company presently leases approximately 6,400 square feet of office space in Santa Ana, California. The lease for the Company's office space expires in September 2000. The Company currently expects that such facility will be sufficient for its needs at least through the end of the term of the lease. The Company may lease additional space as its needs require, which additional space the Company believes will be available on acceptable terms.

POSSIBLE ACQUISITIONS

    Subsequent to the completion of this Offering, the Company may pursue possible acquisitions of complementary companies, products or technologies. The Company believes that acquisitions may provide diversification of revenue and enhanced revenue growth. The Company is not presently a party to any discussions, agreements, arrangements or understandings in connection with any such possible acquisition.

                                      MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information with respect to the executive officers, directors and certain key employees of the Company:

         Name                     Age            Position
------------------------------    ---  -------------------------------------

Karl-Magnus S. Karlsson(1)....    32   President, Chairman of the Board and
                                       Chief Executive Officer

Mark A. Davidson..............    35   Chief Operating and Financial Officer

Daniel L. Pelekoudas..........    34   Executive Vice President, General
                                       Counsel and Secretary

David M. Kubit................    41   Vice President-Operations

Pierre Adriaans...............    28   Software Development
                                       Manager

Michael Baum..................    34   Vice Chairman of the Board and Chief
                                       Technical Advisor

John P. Kensey(1)(2)..........    60   Director

K.C. Craichy..................    33   Director

Nils B.A. Andersson(1)(2).....    43   Director

Michael K. Boone(2)...........    34   Director

-------------------
(1) Member of the Compensation Committee

(2)  Member of the Audit Committee

    The following sets forth information as to the business experience for at least the past five years of each executive officer and director of the Company:

    KARL-MAGNUS S. KARLSSON is one of the two co-founders of the Company and has served as the President, Chief Executive Officer and a director of the Company since May 1990. Mr. Karlsson has served as the Chairman of the Board of Directors of the Company since the creation of that position in July 1996.
Prior to co-founding the Company, Mr. Karlsson worked for The Interpublic Group, Inc. and its subsidiary, McCann Erickson Worldwide, in various executive-level capacities for approximately three years. Mr. Karlsson holds a B.A. in Communications from California State University-Fullerton and an M.B.A. from the American Graduate School of International Management (Thunderbird), Glendale, Arizona. Mr. Karlsson is the brother-in-law of Mr. Craichy.

    MARK A. DAVIDSON joined the Company as Chief Operating and Financial Officer in July 1996. From February 1995 through April 1996, Mr. Davidson was the controller at USoft where he was responsible for worldwide accounting, treasury and financial planning activities. He served as the Controller of the Imaging Products Manufacturing Division of Unisys Corporation from October 1992 through January 1995 and the Group Finance Manager of Unisys' Computer Systems Group from January 1990 to September 1992. He received a B.S. in Business Administration, with an emphasis in accounting, from Humboldt State University.

    DANIEL L. PELEKOUDAS joined the Company as Executive Vice President,
General Counsel and Secretary in June 1996. From August 1994 through June 1996, Mr. Pelekoudas was a corporate attorney with Latham & Watkins, a national law firm, where he specialized in public and private financing transactions, securities, mergers and acquisitions and general corporate matters. From October 1987 through July 1994, Mr. Pelekoudas specialized in the same practice areas as a corporate attorney with the law firm of Pettis, Tester, Kruse & Krinsky. Mr. Pelekoudas received B.A. and J.D. degrees from the University of Michigan and is an active member of the State Bar of California.

    DAVID M. KUBIT joined the Company as its Vice President-Operations in November 1995. Prior to joining the Company, Mr. Kubit was an independent investment advisor and consultant for more than five years to various investment firms and companies engaged in manufacturing and the computer industry. During his career, Mr. Kubit was one of the founders of ClearVoice, a designer of voice recognition and dictation systems for PCs based in Switzerland. Mr. Kubit holds a B.A. in Economics from the University of California at Davis. Mr. Kubit also attended graduate school at the University of California at Davis and the University of California at Berkeley.

    PIERRE ADRIAANS joined the Company as a computer programmer in April 1994 and was elected as the Company's Software Development Manager in May 1996. Prior to joining the Company, Mr. Adriaans was a full-time student.
Mr. Adriaans, who is a native of Belgium, holds an undergraduate degree in Industrial Engineering from I.S.I.L. (Institute Superior Industrial Liegeoi), a graduate degree in Biochemistry from I.P.E.S.P. (Institute Provincial d'Enseignement Superior Pedagogique), and a graduate degree in Computer Science from IN.Pr.E.S. (Institute Provincial d'Enseignement Superieur).

    MICHAEL J. BAUM has been involved in the Company's product efforts since September 1995 and was appointed Vice Chairman and Chief Technical Advisor in July 1996. Mr. Baum has started and funded more than a dozen technology companies in the areas of communications equipment, software and networking, and interactive services. Mr. Baum co-founded Realty On-Line, Inc. in 1984, which created one of the first consumer-focused financial on-line services which is now operated by Reuters as the Reuters Money Network. Mr. Baum is currently President and Chief Executive of 280, Inc., a San Francisco-based company he co-founded in April 1996 to develop new Internet/Intranet software technologies and services. From June 1994 through March 1996, Mr. Baum was a principal of Advent International, a venture capital firm, and was primarily responsible for Advent's Information Technology investment activities on the West Coast. From February 1993 through April 1994, he was an entrepreneur in residence at CrossPoint Venture Partners, a seed stage venture capital fund. Mr. Baum also co-founded and from July 1990 through January 1993 served as President and Chief Executive Officer of Pensoft Corporation, a software company acquired by AT&T in 1993 which developed database products for wireless devices. Mr. Baum received a B.S. in Computer Science from Drexel University in 1985 and an M.B.A. from the Wharton Business School in 1989.

    JOHN P. KENSEY has served as a director of the Company since June 1996. Prior to joining the Company as a director, Mr. Kensey founded and served as the President and Chief Executive Officer of

Avalon Capital Corporation, a privately-held consulting firm primarily engaged in providing strategic consulting services to emerging growth companies.
Mr. Kensey has held various executive officer and management level positions with The Coca Cola Bottling Company of Los Angeles, Coast Catamaran Corporation, McKinsey & Company, Inc., Mattel, Inc. and a number of privately-held companies. Mr. Kensey holds a B.S. in Industrial Engineering from Stanford University, an M.B.A. from Harvard University and is a Ph.D. candidate with The Peter F. Drucker Graduate Management Center at Claremont McKenna College.

    K. C. CRAICHY has served as a director of the Company since November 1995. Since October 1996, Mr. Craichy has been Chairman of the Board of Directors of ARZCO Medical Systems, Inc. ARZCO is a privately-held medical device manufacturer with worldwide distribution through Baxter Healthcare Corporation and Edwards Critical-Care Division. From June 1994 through October 1996,
Mr. Craichy has served as the Chairman of the Board of Directors, Chief Executive Officer and President of ARZCO. From May 1991 through June 1994,
Mr. Craichy served as President of Synchrotech Medical, a company which was merged into ARZCO Medical Systems, Inc. in June 1994. Prior to May 1991,
Mr. Craichy served as the President of KCC International, Inc., a privately-held corporate finance and strategy consulting firm founded by Mr. Craichy in June 1987 as KCCIV Corporation. Mr. Craichy is the brother-in-law of Mr. Karlsson.

    NILS B.A. ANDERSSON has served as a director of the Company since December 1993. In 1981, Mr. Andersson founded Nils, Inc., a privately-held skiwear manufacturer located in Fountain Valley, California. Mr. Andersson has served as the President and Chief Executive Officer of Nils, Inc. since its inception. Mr. Andersson graduated from Deutsche Bekleidungs Akademie, a leading clothing design school located in Munich, Germany, and also attended the University of Lund in his native Sweden where he studied accounting and political economy.

    MICHAEL K. BOONE has served as a director of the Company since August 1994. In 1989, Mr. Boone founded Boone International, Inc., a privately-held manufacturer of dry erase bulletin boards and other consumer products based in Corona, California. Mr. Boone has served as the President of Boone International, Inc. since its inception. Prior to forming Boone International, Inc., Mr. Boone was a principal of an interactive computer games software company. Mr. Boone holds a B.S. in Petroleum Engineering from Stanford University.

    The officers of the Company are elected by the directors and, subject to any applicable employment agreement, serve at the discretion of the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEES

    The business of the Company's Board of Directors is conducted through full meetings of the Board, as well as through meetings of its committees. Set forth below is a description of the committees of the Board.

    The Audit Committee makes recommendations to the Board of Directors regarding the selection of the Company's independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, and reviews and evaluates the Company's audit and control functions. The Audit Committee consists of Messrs. Andersson, Boone, and Kensey. Mr. Andersson is the Chairman of the Audit Committee.

    The Compensation Committee determines the salaries and incentive compensation for employees and consultants of the Company and administers and determines appropriate awards under the Company's Stock Incentive Plan. See "--Stock Incentive Plan." The Compensation Committee consists of Messrs. Kensey, Andersson and Karlsson. Mr. Kensey is the Chairman of the Compensation Committee.

    The directors serve until the next annual meeting of stockholders and the election and qualification of their successors. Upon the satisfaction of certain aspects of California law, the directors will be divided into three classes, each having a term of three years and with a term of one class expiring each year. See "Description of Capital Stock--Governing Law and Certain Charter and Bylaw Provisions."

    The Company has previously agreed that the Representative has the right either to nominate, from time to time, one individual to be a director of the Company or to have an individual selected by the Representative attend meetings of the Board as a non-voting observer. See "Underwriting."

DIRECTORS' COMPENSATION

    Prior to July 1996, directors received no cash compensation for serving on the Company's Board of Directors. Beginning in July 1996, the Company began paying fees to its non-officer and non-employee directors for serving on the Board of Directors and its committees and for their attendance at Board of Director and committee meetings. The Company pays each non-employee director an annual fee of $4,000. Non-employee directors are reimbursed for reasonable expenses incurred by them in attending Board or committee meetings. In addition, non-employee directors are eligible for the grant of stock options under the Stock Incentive Plan. The non-employee directors have been granted options to purchase shares of Common Stock. As of the date of this Prospectus, Mr. Baum has been granted options to purchase 115,000 shares, Mr. Kensey has been granted options to purchase 40,000 shares, and Messrs. Boone, Andersson and Craichy have each been granted options to purchase 50,000 shares. Each non-
employee director will be granted options to purchase             shares of
Common stock every fourth year during the term of the Stock Incentive Plan following the date on which such non-employee director is first elected or appointed if such non-employee director has continuously served for such period. See "--Stock Incentive Plan." Mr. Baum and Mr. Kensey also receive compensation for consulting services provided to the Company. See "Certain Transactions."

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation of Karl-Magnus S. Karlsson, the Company's President, Chief Executive Officer and Chairman of the Board, for the fiscal year ended December 31, 1995. No other executive officers of the Company earned in excess of $100,000 of salary and bonus during the fiscal year ended December 31, 1995.

                                                  Annual
                                               Compensation
                                               ------------

                                       Year      Salary(1)    Compensation(2)
                                      ------    ----------   ----------------
Karl-Magnus S. Karlsson
    President, Chairman of the Board
    and Chief Executive Officer ...... 1995      $128,000        $4,400

-------------------
(1) Includes $76,000 of compensation deferred by Mr. Karlsson from 1995 which the Company commenced paying to Mr. Karlsson in July 1996 in 12 monthly installments of $6,333 each.

(2) The amount shown represents life insurance premiums paid by the Company.

EMPLOYMENT AGREEMENTS

    In 1996, the Company entered into employment agreements with each of Messrs. Karlsson, Davidson and Pelekoudas which provide for annual base salaries of $189,000, $124,000 and $120,000, respectively. The Compensation Committee may also, at its discretion, award each of Messrs. Karlsson, Davidson and Pelekoudas a bonus, with such bonus to be paid consistent with executive bonus programs of the Company, if any, in existence during their respective periods of employment with the Company. In addition, each of Messrs. Karlsson, Davidson and Pelekoudas is entitled to receive other benefits and perquisites, including a minimum of four weeks annual vacation, an automobile allowance and the payment of premiums on term life insurance policies. These agreements also provide for severance payments in the event that the Company terminates the employment of any of Messrs. Karlsson, Davidson or Pelekoudas without "cause" or if Messrs. Karlsson, Davidson or Pelekoudas terminates his employment for "good reason" (as such terms are defined in their respective employment agreements). Each of these agreements has a five-year term ending in 2001.

STOCK INCENTIVE PLAN

    In April 1996, the Company's Board of Directors and stockholders adopted the Stock Incentive Plan to promote and advance the interests of the Company and its stockholders by (i) enabling the Company to attract, retain and reward executive officers and other key employees and non-employee directors, and (ii) strengthening the mutuality of interests between participants in the Stock Incentive Plan and the stockholders of the Company in its long-term growth, profitability and financial success by offering stock options and other stock-based awards. The following summary of the Stock Incentive Plan is qualified in its entirety by the Stock Incentive Plan filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    ADMINISTRATION. The Stock Incentive Plan empowers the Company to award or grant from time to time, to executive officers, directors, key employees and key consultants of the Company and its subsidiaries, incentive stock options ("ISOs") and nonqualified stock options ("NQSOs") (ISOs and NQSOs being collectively referred to as "Options"), restricted stock, dividend equivalents, deferred stock, performance awards, and stock appreciation rights ("SARs") (collectively, "Awards"). The Stock Incentive Plan is administered by the Compensation Committee which must consist of at least two directors of the Company who are "disinterested directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee has the sole authority to construe and interpret the Stock Incentive Plan, to make rules and procedures relating to the implementation of the Stock Incentive Plan, to select participants, to establish the terms and conditions of Awards and to grant Awards. All executive officers and key employees of the Company and its subsidiaries and non-employee directors and key consultants are eligible to receive Awards under the Stock Incentive Plan. Non-employee directors and key consultants are only eligible to receive NQSOs under the Stock Incentive Plan. Except with respect to the exercisability of ISOs and the total shares available for option grants under the Stock Incentive Plan, there is no limit on the number of shares of Common Stock or type of option in respect of which Options may be granted to or exercised by any person.

    SHARES SUBJECT TO STOCK INCENTIVE PLAN. The maximum number of shares of Common Stock in respect of which Options may be granted under the Stock Incentive Plan is 1,000,000, subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization and distribution. For the purpose of computing the total number of shares of Common Stock available for Options under the Stock Incentive Plan, the above limitations shall be reduced by the number of shares of Common Stock subject to issuance upon exercise or settlement of Options previously granted, determined at the date of the grant of such Options. However, if any Options previously granted are forfeited, terminated, settled in cash or exchanged for other Options or expire unexercised, the shares of Common Stock previously subject to such Options shall again be available for further grants under the Stock Incentive Plan.

    TRANSFERABILITY. No Option granted under the Stock Incentive Plan, and no right or interest therein, shall be assignable or transferable by a participant except by will or the laws of descent and distribution.

    TERM, AMENDMENT AND TERMINATION. The Stock Incentive Plan will terminate in April 2006, except with respect to Options then outstanding. The Board of Directors may amend or terminate the Stock Incentive Plan at any time, except that, to the extent restricted by Rule 16b-3 promulgated under the Exchange Act, the Board of Directors may not, without approval of the stockholders of the Company, make any amendment that would increase the total number of shares covered by the Stock Incentive Plan, change the class of persons eligible to receive Awards granted under the Stock Incentive Plan, reduce the exercise price of Awards granted under the Stock Incentive Plan or extend the latest date upon which Options may be exercised.

    INCENTIVE STOCK OPTIONS.  Options designated as ISOs, within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted under the Stock Incentive Plan. The number of shares of Common Stock in respect of which ISOs are first exercisable by any participant in the Stock Incentive Plan during any calendar year shall not have a fair market value (determined at the date of grant) in excess of $100,000 (or such other limit as may be imposed by the Code). To the extent the fair market value of the shares for which options are designated as ISOs that are first exercisable by any optionee during any calendar year exceed $100,000, the excess amount shall be treated as NQSOs. ISOs are exercisable for such period or periods, not in excess of ten years after the date of grant, as shall be determined by the Compensation Committee.

    NONQUALIFIED STOCK OPTIONS. NQSOs may be granted for such number of shares of Common Stock and will be exercisable for such period or periods as the Compensation Committee shall determine.

    OPTION EXERCISE PRICES. The exercise price of any Option granted under the Stock Incentive Plan shall be at least 100% of the fair market value of the Common Stock on the date of grant, except that the exercise price of any Option granted to any participant in the Stock Incentive Plan who owns in excess of 10% of the outstanding voting stock of the Company shall be 110% of the fair market value of the Common Stock on the date of grant. Fair market value per share of Common Stock shall be determined as the closing price per share on the last trading day if the Common Stock is listed on an established stock exchange, or as the average of the closing bid and asked prices per share if the Common Stock is quoted by the Nasdaq Small Cap Market, or as the amount determined in good faith by the Compensation Committee if the Common Stock is neither listed for trading on an exchange or quoted by the Nasdaq Small Cap Market.

    EXERCISE OF OPTIONS. No Options may be exercised, except as provided below, unless the holder thereof remains in the continuous employ or service of the Company. Options shall be exercisable upon the payment in full of the applicable option exercise price in cash or, if approved by the Compensation Committee, by instruction to a broker directing the broker to sell the Common Stock for which such Option is exercised and remit to the Company the aggregate exercise price of the Option or, in the discretion of the Committee, upon such terms as the Committee shall approve, in shares of Common Stock then owned by the optionee (at the fair market value thereof at the exercise date).

    RESTRICTED STOCK may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Compensation Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

    DEFERRED STOCK may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

    SARs may be granted in connection with stock options or other Awards, or separately. SARs granted by the Compensation Committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of the Common Stock over the exercise price of the related option or other Awards, but alternatively may be based upon criteria such as book value. Except as required by Section 162(m) of the Code with respect to an SAR intended to quality as performance-based compensation as described in Section 162(m)(4)(C) of the Code, there are no restrictions specified in the Equity Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the Compensation Committee in the SAR agreements. The Compensation Committee may elect to pay SARs in cash or in Common Stock or in a combination of both.

    DIVIDEND EQUIVALENTS represent the value of the dividends per share paid by the Company, calculated with the reference to the number of shares covered by the stock options, SARs or other Awards held by the participant.

    PERFORMANCE AWARDS may be granted by the Compensation Committee on an individual or group basis. Generally these Awards will be based upon specific performance targets and may be paid in cash or in Common Stock or in a combination of both. Performance Awards may include "phantom" stock Awards that provide for payments based upon increases in the price of the Common Stock over a predetermined period. performance Awards may also include bonuses which may be granted by the Compensation Committee on an individual or group basis and which may be payable in cash or in Common Stock or in a combination of both.

    STOCK PAYMENTS may be authorized by the Compensation Committee in the form of shares of Common Stock or an option or other right to purchase Common Stock as party of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee or consultant.

    DIRECTOR OPTIONS. NQSOs are granted to non-employee directors of the Company pursuant to a formula (the "Director Options"). Under the formula, when a director is initially elected to the Board and is at that time a non-employee director, he or she automatically shall be granted an NQSO to purchase shares of Common Stock. During the term of the Stock Incentive Plan, each then current non-employee director shall automatically be granted an NQSO to purchase shares of Common Stock during the fourth year from the prior grant on the date of the annual meeting at which he or she is reelected to the Board. The exercise price of the Director Options shall be the fair market value of a share of Common Stock on the date of grant. Each Director Option becomes exercisable in cumulative annual installments of one-third on each of the first, second and third annual meeting of shareholders that are subsequent to the date of grant, subject to the director's continued service as a director; provided, however, to the extent permitted by Rule 16b-3, the Board may accelerate the exercisability of the Options upon the occurrent of certain specified extraordinary corporate transactions or events and provided further, that in any event, upon the occurrence of a "Change in Control" of the Company (as defined in the Stock Incentive Plan) all outstanding Director Options shall become immediately exercisable. No portion of a Director Option shall be exercisable after the tenth anniversary of the date of grant and no portion of a Director Option shall be exercisable upon the expiration of one year following the director's termination of services as a director of the Company.

    AWARDS GRANTED. As of September 30, 1996, the Company has granted an aggregate of 526,500 Options to the executive officers, non-employee directors and key employees of the Company. Such Options generally have ten year terms and vest as to 25% of the shares of Common Stock covered thereby at the end of each of the first four years after their date of grant. Of such Options, 55,000 are exercisable. No other Awards have been granted.

INDEMNIFICATION AND LIMITATION OF LIABILITY

    The Company's Certificate of Incorporation (the "Certificate") and Bylaws include provisions that eliminate the directors' personal liability for monetary damages to the fullest extent possible under Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of directors to the Company and its stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. Under Delaware Law, however, the Director Liability Provision does not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (iv) any transaction from which the director derived an improper benefit. The Director Liability Provision also does not affect a director's liability under the federal securities laws or the recovery of damages by third parties. Furthermore, pursuant to Delaware Law, the limitation on liability afforded by the Director Liability Provision does not eliminate a director's personal liability for breach of the director's duty of due care. Although the directors would not be liable for monetary damages to the corporation or its stockholders for negligent acts or omissions in exercising their duty of due care, the directors remain subject to equitable remedies, such as actions for injunction or rescission, although these remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. With regard to directors who also are officers of the Company, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers.

    Delaware Law provides a detailed statutory framework covering indemnification of directors, officers, employees or agents of the Company against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law ("Section 145") provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and
(iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) of any action by the corporation or of a derivative action (such as a suit by a stockholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

    Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the "Indemnification Provision") and provides that the Company is required to indemnify its officers, directors, employees and agents to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary, provided, however, that prior to making such discretionary indemnification, the Company must determine that the person acted in good faith and in a manner he or she believed to be in the best interests of the Company and, in the case of any criminal action or proceeding, the person had no reason to believe his or her conduct was unlawful.

    In furtherance of the objectives of the Indemnification Provision, the Company has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Certificate and Bylaws (the "Indemnification Agreements"). The Company believes that the Indemnification Agreements are necessary to attract and retain qualified directors and executive officers. Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent permitted by Section 145 or other applicable law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a "Proceeding") in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with the Company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of the Company and applicable law so provides, the Indemnification Agreements provide that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to the Company.

    The provisions eliminating personal liability and affording indemnification described above are, and for some period following the consummation of this Offering will be, limited in certain respects by California law. See "Description of Capital Stock--Governing Law and Certain Charter and Bylaw Provisions."

    The California General Corporation Law provides that a corporation governed by California law may include provisions in its charter relieving directors of monetary liability for breach of their fiduciary duty as directors, except for the liability of a director resulting from (i) any transaction from which the director derives an improper personal benefit, (ii) acts or omissions involving intentional misconduct or a knowing and culpable violation of law, (iii) acts or omissions that a director believes to be contrary to the best interests of the Company or its stockholders or that involves the absence of good faith on the part of the director, (iv) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, (v) acts or omissions showing a reckless disregard for the director's duty to the Company or its stockholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its stockholders, (vi) any improper transaction between a director and the Company in which the director has a material financial interest, or (vii) the making of an illegal distribution to stockholders or an illegal loan or guaranty.

    The inclusion of provisions limiting liability of the Company's officers and directors may have the effect of reducing the likelihood of derivative litigation against the officers and directors and may discourage or deter stockholders or management from bringing a lawsuit against the officers and directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

    The Company maintains directors' and officers' liability insurance in favor of its directors and executive officers.

                                 CERTAIN TRANSACTIONS

    In November 1995, the Company redeemed all of the shares of common stock of the Company's predecessor owned by Mr. Michael Del Rey, a co-founder and former officer of the Company, for $12,000 in cash and an unsecured noninterest-bearing promissory note for $88,000. Pursuant to the written agreement governing the redemption, the Company issued 64,527 shares of Common Stock to Mr. Del Rey for nominal consideration in July 1996. In connection with such transactions, Mr. Del Rey agreed not to compete with the business of the Company and its Newsmakers subsidiary for a period of five years in consideration of payments of $2,000 per month during such time period. The Company also appointed Mr. Del Rey to serve as an independent sales representative for a minimum term of 12 months and reimbursed Mr. Del Rey an aggregate of $7,500 for certain office and equipment lease expenses incurred by him in establishing himself as an independent sales representative.

    In November and December 1995, Stanley Berk, a principal stockholder of the Company, loaned the Company an aggregate of $150,000 in exchange for an 8% convertible promissory note issued by the Company. In June 1996, the Company exercised its right to redeem the note in exchange for 71,760 shares of Common Stock.

    In April 1996 and July 1996, the Company issued an aggregate of 34,663 and 5,000 shares, respectively, of Common Stock as stock bonuses to an aggregate of fourteen executive officers, non-employee directors and key employees of the Company for past services rendered at a deemed issuance price equal to $2.00 per share.

    Concurrently with a private placement of Common Stock and cancelable warrants conducted by the Company during June and July 1996, Mr. Karlsson, the Chairman of the Board, President, Chief Executive Officer and a principal stockholder of the Company, privately sold an aggregate of 150,000 shares of Common Stock for total cash consideration of $448,500. Such shares of Common Stock have been included in the Registration Statement of which this Prospectus is a part and comprise a portion of the Selling Security Holders' Shares. See "Resale of Outstanding Shares."

    In October 1996, the Company issued a warrant to Bell & Howell in connection with entering into a license agreement with UMI. The warrant gives Bell & Howell the right to purchase 550,000 shares of Common Stock of the Company and is exercisable for a period of three years. The warrant is exercisable at the following exercise prices: 300,000 shares at $6.50 per share, 150,000 shares at $10.00 per share, and 100,000 shares at $15.00 per share.

    Messrs. Baum and Kensey, directors of the Company, perform certain consulting services on behalf of the Company. Mr. Baum has been granted stock options to acquire 115,000 shares of Common Stock at $2.50 per share and, since June 1996, has received $5,000 per month for assisting the Company in its development of products, technology and strategic partnerships and participating in engineering reviews and recruitment. Mr. Baum may also be entitled to receive a cash bonus of $20,000 at the discretion of the Board of Directors. At the request of the Company, Mr. Kensey provides consulting services on an hourly fee basis with respect to special projects and other matters. As of September 30, 1996, the Company has paid Mr. Kensey $26,525 for consulting services. Mr. Kensey has also been granted stock options to acquire 35,000 shares of Common Stock at $2.50 per share in consideration of consulting services provided to the Company.

                                PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, both prior to the Offering and immediately following completion of the Offering, by (i) each person who beneficially owns 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors, and (iii) all directors and executive officers of the Company as a group:

                                           Shares Beneficially Owned(1)
                                    -------------------------------------------
                                                  Percent Owned   Percent Owned
                                     Number of     Prior to the    After the
     Name and Address(2)              Shares        Offering(3)    Offering(3)
   -------------------------------  ----------    -------------   -------------
   Karl-Magnus S. Karlsson(4). .   1,542,616          41.1%          29.9%
   Bell & Howell(5). . . . . . .     550,000          12.8%           9.6%
   Stanley Berk(6) . . . . . . .     386,339          10.3%           7.5%
   Michael Baum(7) . . . . . . .      50,000           1.3%              *
   K. C. Craichy(8)(9) . . . . .      50,336           1.3%              *
   Nils B.A. Andersson(9). . . .       5,003              *              *
   Michael K. Boone(9) . . . . .       5,003              *              *
   John P. Kensey(9)(10) . . . .      45,000           1.2%              *
   All directors and executive
   officers as a group
   (8 persons)(11) . . . . . . .   1,742,790          43.9%          33.0%

----------------
*    Less than one percent.

(1) The persons named in the table, to the Company's knowledge, have sole voting and sole dispositive power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2) Except as noted in these footnotes, the stockholders' address is at the Company's executive offices.

(3) Shares of Common Stock which a person had the right to acquire within 60 days are deemed outstanding in calculating the percentage ownership of the person, but are not deemed outstanding as to any other person. The Percent Owned Prior to the Offering is calculated based on 3,752,497 shares of Common Stock outstanding as of the date of this Prospectus and the Percent Owned After the Offering is calculated based upon 5,152,497 shares of Common Stock outstanding assuming the issuance and sale of all of the 1,400,000 shares of Common Stock offered hereby by the Company.

(4) Includes an aggregate of 10,066 shares owned of record by Mr. Karlsson's two minor children and 503,327 shares owned of record by AMKEK Limited Partnership, a family limited partnership

     ("AMKEK"). Mr. Karlsson has voting power with respect to the shares held by AMKEK and his spouse has sole dispositive power with respect to such shares. Also includes an aggregate of 144,842 shares which are subject to options Mr. Karlsson has granted to various third parties.

(5) Represents shares subject to a warrant which is currently exercisable at prices ranging from $6.50 per share to $15.00 per share. Bell & Howell's address is 5215 Old Orchard Road, Skokie, Illinois 60077.

(6) Excludes shares which will be subject to a warrant the Company expects to issue to Mr. Berk.

(7) Includes 40,000 shares subject to options that are currently exercisable and excludes 75,000 shares subject to Options that are not exercisable within 60 days.

(8) Includes an aggregate of 15,101 shares owned of record by Mr. Craichy's spouse and two minor children. Also includes 25,168 shares owned by Mr. Karlsson which are subject to an option granted by Mr. Karlsson to Mr. Craichy.

(9) Excludes 15,000 shares subject to Options that are not exercisable within 60 days.

(10) Includes 35,000 shares subject to Options that are currently exercisable. Also includes 10,000 shares owned by the John P. and Susan S. Kensey Family Trust, of which Mr. Kensey is a trustee.

(11) Includes 40,000 shares subject to Options which will become exercisable upon completion of the Offering.

                             RESALE OF OUTSTANDING SHARES

    This Prospectus relates to the sale by the Company of 1,400,000 shares of Common Stock. A separate Prospectus is being filed with the Registration Statement of which this Prospectus is a part which relates to the sale by the Selling Security Holders of the Selling Security Holders' Shares. None of the Selling Security Holders' Shares being offered for resale by the Selling Security Holders is being underwritten by the Underwriters.

    The Company will not receive any of the proceeds of the sale of the Selling Security Holders' Shares by the Selling Security Holders, although it will receive the exercise price for the Consultant Warrants when and if they are exercised. None of the Selling Security Holders had any position, office or material relationship with the Company or its affiliates during the last three years except for the three holders of the Consultant Warrants, each of whom received his portion of the Consultant Warrants in exchange for agreeing to provide certain corporate development consulting services to the Company. See "Description of Capital Stock--Consultant Warrants."

    Prior to this Offering, the Selling Security Holders collectively held 1,467,508 shares of Common Stock (including the 200,000 shares of Common Stock issuable upon the full exercise of the Consultant Warrants). Assuming the sale of all of the Selling Security Holders' Shares pursuant to the separate Prospectus referred to above, the Selling Security Holders will collectively own 92,325 shares of Common Stock after the completion of this Offering.

                             DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value. The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware and California law and to the provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    As of September 30, 1996, there were 3,752,497 shares of Common Stock held of record by 108 stockholders. There will be 5,152,497 shares of Common Stock outstanding after completion of this Offering. Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the stockholders. The holders of Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. The Company does not currently intend to declare or pay cash dividends on the Common Stock in the foreseeable future, but rather intends to retain any future earnings to finance the expansion of its businesses. See "Dividend Policy." Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in the assets of the Company, if any, legally available for distribution to stockholders after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock.

    The Common Stock has no preemptive rights and no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of Common Stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of stockholders. All of the outstanding shares of Common Stock are, and the shares to be sold in this Offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, without further action by the stockholders of the Company, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, could issue preferred stock with voting and conversion rights that could adversely affect the voting powers of the holders of the Common Stock and the market price of the Common Stock. Issuance of preferred stock may also have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders and may discourage bids for the Common Stock at a premium over the market price.

WARRANTS

    In June 1996, the Company issued the Consultant Warrants to three consultants in consideration of their agreement to provide certain corporate development services to the Company. The Consultant Warrants are exercisable into an aggregate of 200,000 shares of Common Stock for a period of five years at an exercise price equal to $2.55 per share. The shares of Common Stock issuable upon exercise of the Consultant Warrants have been included in the Registration Statement of which this Prospectus is a part and comprise a portion of the Selling Security Holders' Shares. See "Resale of Outstanding Shares." The holders of the Consultant Warrants have agreed not to offer, sell, grant an option, transfer, assign, pledge, hypothecate or otherwise encumber the Consultant Warrants or any shares of stock received upon exercise of the Consultant Warrants without the prior written consent of the Representative.

    In October 1996, the Company issued a warrant to Bell & Howell in connection with entering into a license agreement with UMI. The warrant gives Bell & Howell the right to purchase 550,000 shares of Common Stock of the Company and is exercisable for a period of three years. The warrant is exercisable at the following exercise prices: 300,000 shares at $6.50 per share, 150,000 shares at $10.00 per share, and 100,000 shares at $15.00 per share.

    Concurrent with the consummation of this Offering, the Company has agreed to sell to the Representative for an aggregate of $50 the Representative Warrant to purchase up to 140,000 shares of Common Stock at an exercise price equal to 120% of the initial public offering price per share of Common Stock. See "Underwriting."

    As of September 30, 1996, none of the warrants described above have been exercised.

GOVERNING LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    The Company is subject to the laws of the states of Delaware and California because the Company is incorporated in Delaware but is domiciled and transacts most of its business in California. Set forth below is a description of certain provisions of Delaware and California law applicable to the Company.

    DELAWARE LAW. Upon the consummation of this Offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law (Section 203"), an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless such transaction was approved in the manner prescribed by law or another prescribed exception applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

         The Company's Certificate of Incorporation and Bylaws provide for a Board of Directors classified into three classes, with the Directors elected at the Company's 1997 annual meeting divided into three classes and serving initial terms expiring at the 1998, 1999 and 2000 annual stockholders' meetings, respectively. Thereafter, Directors in each class will be elected for three year terms. No determination has yet been made as to the selection of any of the current directors for nomination for election in a particular class. All directors elected to the Company's classified Board of Directors will serve until the election and qualification of their successors or their earlier resignation or removal. The Board of Directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which such new position is assigned, and the person filling such position would serve for the term applicable to that class. The Board of Directors (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of Directors in which the vacancy occurred. After classification of the Board of Directors, Directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the Board of Directors.

         The Company's Bylaws also provide that, for nomination to the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice generally must be delivered not less than sixty days nor more than ninety days prior to the annual meeting. If the meeting is not an annual meeting, the notice must generally be delivered not more than ninety days prior to the special meeting and not less than the later of sixty days prior to the special meeting and ten days following the day on which public announcement of the meeting is first made by the Company. Only such business shall be conducted at a special meeting of stockholders as is brought before the meeting pursuant to the Company's notice of meeting. The notice by a stockholder must contain, among other things, certain information about the stockholder delivering the notice, and, as applicable, background information about the nominee or a description of the proposed business to be brought before the meeting.

         The Company's Certificate of Incorporation also requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meting of stockholders and may not be effected by a consent in writing. Special meetings may be called only by the Chairman of the Board or the President of the Company or by the majority of the whole Board of Directors.

         The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company to amend or repeal any of the provisions discussed in this section entitled "Delaware Law and Certain Charter and Bylaw Provisions" relating to the Certificate of Incorporation or to reduce the number of authorized shares of Common Stock and Preferred Stock. Such 66 2/3% vote is also required for any amendment to or repeal of the Company's Bylaws by the stockholder. The Bylaws may also be amended or repealed by a majority vote of the Board of Directors. Such 66 2/3% stockholder vote would be in addition to any separate class vote that might in the future by required pursuant to the terms of any Preferred Stock that might then be outstanding.

         The provisions of the Company's Certificate of Incorporation and Bylaws discussed above could make more difficult or discourage a proxy contest or other change in the management of the Company or the acquisition or attempted acquisition of control by a holder of a substantial block of the Company's stock. It is possible that such provisions could make it more difficult to accomplish, or could deter, transactions which stockholders may otherwise consider to be in their best interests.

         As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that Directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of their fiduciary duties as Directors, except for liability (i) for any breach of their duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends of unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the Director derives an improper personal benefit. The Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify its Directors and officers to the fullest extent permitted by Delaware law and advance expenses to such Directors and officers to defend any action for which rights of indemnification are provided. See "Management--Indemnification and Limitation of Liability."

         CALIFORNIA LAW.  Section 2115 of the California General Corporation
Law ("Section 2115") provides that certain provisions of the California General Corporation Law shall be applicable to a corporation organized under the laws of another state to the exclusion of the law of the state in which it is incorporated, if the corporation meets certain tests regarding the business done in California and the number of its California stockholders.

         An entity such as the Company is subject to Section 2115 if, on a consolidated basis, the average of the property factor, payroll factor and sales factor (as those terms are defined by the California Revenue and Taxation Code) is more than 50 percent deemed to be in California during its latest full income year and more than one-half of its outstanding voting securities are held of record by persons having addresses in California. Section 2115 does not apply to corporation with outstanding securities listed on the New York or American Stock Exchange, or with outstanding securities designated as qualified for trading as a national market security on NASDAQ, if such corporation has at least 800 beneficial holders of its equity securities. Since the Company currently would be deemed to meet these factors and does not currently qualify as a national market security on NASDAQ, it is subject to Section 2115.

         During the period that the Company is subject to Section 2115, the provisions of the California General Corporation Law regarding the following matters are made applicable to the exclusion of the law of the State of
Delaware: (i) general provisions and definitions; (ii) annual election of directors; (iii) removal of directors without cause; (iv) removal of directors by court proceedings; (v) filling of director vacancies where less than a majority in office elected by shareholders; (vi) directors' standard of care;
(vii) liability of directors for unlawful distributions; (viii) indemnification of directors, officers and others; (ix) limitations on corporate distributions of cash or property; (x) liability of a stockholder who receives an unlawful distribution; (xi) requirements for annual stockholders meetings; (xii) stockholders' right to cumulate votes at any election of directors; (xiii) supermajority vote requirements; (xiv) limitation on sales of assets; (xv) limitations on mergers; (xvi) reorganizations; (xvii) dissenters' rights in connection with reorganizations; (xviii) required records and papers;
(xix) actions by the California Attorney General; and (xx) rights of inspection.

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is

                           SHARES ELIGIBLE FOR FUTURE SALE

    The Offering made by this Prospectus is the Company's initial registered offering of its Common Stock. There is no public trading market for the Common Stock at the present time. There can be no assurance that a public trading market for the Common Stock will develop or, if a market develops, that it will be sustained. See "Risk Factors--Absence of Public Market" and "--Arbitrary Determination of Offering Price; Possible Volatility of Stock Price." Although it has no legal obligation to do so, the Representative and one or more other Underwriters may from time to time become market-makers or otherwise effect transactions in the Common Stock (and the Representative has indicated to the Company that it intends to do so). The Representative, if it participates in the market, may be a dominating influence in any market that might develop for the Common Stock. The price and liquidity of the Common Stock may be significantly affected by the degree, if any, of the Representative's participation in the market. Such activities, if commenced, may be discontinued at any time or from time to time. See "Risk Factors--Representative's Potential Influence on the Market."

    Upon the consummation of this Offering, 5,152,497 shares of Common Stock will be outstanding, assuming that the Underwriters' over-allotment option is not exercised and excluding (i) the 140,000 shares underlying the Representative Warrant, (ii) the 200,000 shares underlying the Consultant Warrants, (iii) the 550,000 shares underlying the warrant to Bell & Howell, (iv) the 242,500 shares of Common Stock underlying Options previously granted pursuant to the Company's Stock Incentive Plan as of June 30, 1996, and (v) up to 1,257,500 shares of Common Stock underlying Options which may be granted in the future pursuant to the Company's Stock Incentive Plan.

    Of the 5,152,497 shares of Common Stock that will be outstanding upon the completion of this Offering (subject to the assumptions in the preceding paragraph), the 1,400,000 shares offered by the Company and the 1,175,183 shares offered by the Selling Security Holders (1,375,183 shares upon exercise of the Consultant Warrants) will be freely tradeable without further registration under the Securities Act, except for any such shares of Common Stock purchased by an "affiliate" of the Company. Of the remaining 2,377,314 outstanding shares of Common Stock, 1,542,616 shares are freely tradeable and the remainder are "restricted shares" as defined in Rule 144 under the Securities Act and may not be sold without registration under the Securities Act unless pursuant to an applicable exemption therefrom.

    In general, under Rule 144, a person (or persons whose shares are required to be aggregated) who has satisfied a two-year holding period may, under certain circumstances, commencing 90 days after the date hereof, sell within any three-month period, in ordinary brokerage transactions or in transactions directly with a market maker, a number of shares of Common Stock equal to the aggregate of one percent of the then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares of Common Stock without any quantity limitations by a person who is not an "affiliate" of the Company and who has owned the shares for at least three years. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

    Karl-Magnus S. Karlsson, the Chairman of the Board of Directors, President, Chief Executive Officer and a principal stockholder of the Company, and each of the Company's other executive officers and directors have agreed not to, directly or indirectly, offer, offer to sell, sell, grant an option to purchase or sell, transfer, assign, pledge, hypothecate or otherwise encumber any shares of Common Stock owned by them for a period of 12 months from the completion of this Offering without the prior written consent of the Representative (other than the Selling Stockholders' Shares). The Company intends to make a public announcement in the event that a material amount of securities subject to a lock-up arrangement described in this paragraph are released prior to the expiration of the term of such arrangement if such announcement is required by the federal securities laws.

    In connection with this Offering, the Company and the Selling Stockholders will grant to the Underwriters an over-allotment option, exercisable within 45 days of the date of this Prospectus, to purchase up to an additional 210,000 shares of Common Stock and issue to the Representative the Representative Warrant to purchase up to 140,000 shares of Common Stock. In the event that the holders of the Representative's Warrants exercise such Representative's Warrants, the percentage of ownership of the Company by persons who invest hereunder will be diluted and any sales of the Common Stock acquired thereby might have an adverse effect on the market price of the Common Stock.

    The Company has previously granted Options for the purchase of 242,500 shares of Common Stock to certain executive officers, directors and key employees pursuant to the Company's Stock Incentive Plan. A total of 25,000 of such Options previously granted under the Stock Incentive Plan are presently exercisable. The Company also has reserved an additional 1,257,500 shares of Common Stock for issuance to executive officers, directors, key employees and consultants pursuant to the exercise of Options which may be granted in the future under the Company's Stock Incentive Plan. All Common Stock issuable upon exercise of such Options will be "restricted stock" and will be subject to resale pursuant to Rule 144 as described above. Following completion of this Offering, however, the Company intends to take action to register all such Options and the underlying Common Stock under the Securities Act. Upon the effectiveness of such registration, the Common Stock issuable upon exercise of the Options will be freely tradeable. See "Management--Stock Incentive Plan."

    The holders of shares of Common Stock issuable upon exercise of the Consultant Warrants and the holders of shares of Common Stock issued in previous private placements have certain registration rights which will be satisfied by virtue of the registration of such shares of Common Stock pursuant to the Registration Statement of which this Prospectus is a part. Following this Offering, no other existing security holder of the Company will have registration rights with respect to any Company security which such existing security holder holds.

    The Company is unable to predict the effect that any subsequent sales of the Company's Common Stock, either pursuant to this Prospectus, Rule 144 or otherwise, may have on the then-prevailing market price of the Common Stock, although such sales could have a depressive effect on such market price. See "Risk Factors--Shares Eligible for Future Sale."

                                     UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part), the Underwriters named below, represented by the Representative, have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the respective number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the 1,400,000 shares of Common Stock being offered hereby, if any are purchased.

                                                Number of
          Underwriters                           Shares
          ------------                        -------------
         The Boston Group, L.P.  . . . . . .
                     . . . . . . . . . . . .
                     . . . . . . . . . . . .
                     . . . . . . . . . . . .
                 Total . . . . . . . . . . .

    The Representative was organized in California and its principal business function is to underwrite and sell securities. The Representative has been recently formed, and this is the sixth public offering which it will underwrite. After interviewing various underwriters, the Company has advised the Representative that it chose the Representative because the Company believes that the Representative has a thorough understanding of the Company and its business.

    The Company has been advised by the Representative that the Underwriters propose to offer shares to the public at the initial public offering set forth on the cover page of this Prospectus, and to certain securities dealers at such
price less a concession of not more than $     per share, and that the
Underwriters and such dealers may reallot to other dealers, including the
Underwriters, at a discount not in excess of $     per share.  After the initial
public offering, the public offering price and concessions and discounts may be changed by the Representative. No reduction in such terms shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

    The Company has granted the Underwriters an option, exercisable within 45 days after the date of the Prospectus, to purchase up to an aggregate of an additional 210,000 shares of Common Stock, solely to cover over-allotments, if any, at the same price per share of Common Stock being paid by the Underwriters for the 1,400,000 shares of Common Stock being offered by the Company hereby. In the event that this option is exercised only in part, the Company has agreed ratably to sell shares of Common Stock to the Underwriters.

    To the extent that the Underwriters exercise such over-allotment option, each of the Underwriters will have, subject to certain conditions, a firm commitment, as set forth in the Underwriting Agreement, to purchase approximately the same percentage of the additional shares of Common Stock that the number of shares of Common Stock to be purchased by it shown in the above table bears to 1,400,000, and the

Company and the Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters.

    The Company has agreed to pay to the Representative a non-accountable expense allowance equal to three percent of the gross proceeds from the sale of all shares of Common Stock offered hereby. To date, the Company has paid $30,000 of the non-accountable expense allowance to the Representative. The Representative's expenses in excess of the non-accountable expense allowance, including its legal expenses, will be borne by the Representative. To the extent that the expenses of the Representative are less than the non-accountable expense allowance, the excess shall be deemed to be compensation to the Representative.

    The Underwriters have informed the Company that no sales to any accounts over which they exercise discretionary authority will be made in the Offering.

    The Company has previously agreed that the Representative has the right either to nominate, from time to time, one individual selected by the Representative to be a director of the Company or to have an individual selected by the Representative attend all meetings of the Board of Directors of the Company as a non-voting observer, all for a period of five years from and after the completion of the Offering. Mr. Karlsson has agreed to vote his shares of Common Stock for the election of any such nominee for director of the Representative. The Company has agreed to indemnify and hold harmless such director to the maximum extent permitted by law in connection with such individual's service as a director of the Company.

    The Company has agreed to sell to the Representative for an aggregate of $50 the Representative Warrant to purchase up to 140,000 shares of Common Stock at an exercise price equal to 120% of the initial public offering price per share of Common Stock. The Representative Warrant may not be transferred for one year, except to officers or partners of the Representative, any member of the National Association of Securities Dealers, Inc. participating in the Offering hereunder, officers or partners of such member, or any successor of any of the foregoing, and is exercisable during the four-year period commencing one year from the date of this Prospectus.

    Each of the Company's executive officers, directors, Selling Security Holders and certain other principal stockholders have agreed not to, directly or indirectly, offer, offer to sell, sell, grant an option to purchase or sell, transfer, assign, pledge, hypothecate or otherwise encumber any shares of Common Stock owned by them for a period of 12 months from the date of this Prospectus without the prior written consent of the Representative.

    The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities under the Securities Act or will contribute to payments the Underwriters may be required to make in respect thereof. The Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    Prior to this Offering, there has not been an established public market for the Common Stock. The initial public offering price of the shares of Common Stock offered hereby and the exercise price and other terms of the Representative's Warrants have been determined by negotiations between the Company and the Representative. The major factors considered in determining the public Offering price of the Common Stock were the prevailing market conditions, the market price relative to earnings, cash flow and assets for publicly traded common stocks of comparable companies, the sales and earnings of the

Company and comparable companies in recent periods, the Company's earning potential, the experience of its management and the position of the Company in the industry. The initial public offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors and no assurance can be given that the Common Stock can be resold at the initial public offering price.

    The foregoing sets forth the material terms and conditions of the Underwriting Agreement, but does not purport to be a complete statement of the terms and conditions thereof, copies of which are on file at the offices of the Representative, the Company and the Securities and Exchange Commission. See "Additional Information."


                                    LEGAL MATTERS

    The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, Costa Mesa, California. Certain legal matters will be passed upon for the Underwriters by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California.


                                       EXPERTS

    The financial statements as of December 31, 1995 and for the years ended December 31, 1994 and 1995 included in this Prospectus, have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, which includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern, appearing herein, and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock registered hereby. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements contained herein concerning the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and at the Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. This information also can be obtained from the Commission's Internet site at http://www.sec.gov.

SCOOP, INC.

TABLE OF CONTENTS
-------------------------------------------------------------------------------

                                                                       PAGE
INDEPENDENT AUDITORS' REPORT                                           F- 2

FINANCIAL STATEMENTS:
Balance sheets                                                         F- 4
Statements of operations                                               F- 7
Statements of stockholders' deficit                                    F- 8
Statements of cash flows                                               F- 9
Notes to financial statements                                          F-11

 INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Scoop, Inc.:


We have audited the accompanying balance sheet of Scoop, Inc. (the Company) as of December 31, 1995 and the related statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended
December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Scoop, Inc. as of December 31, 1995 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming Scoop, Inc. will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company has incurred recurring operating losses and has an accumulated deficit of $916,900 at December 31, 1995. The Company's ability to continue as a going concern is dependent upon future events, including the successful development and market acceptance of its service and its ability to secure additional sources of financing. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


Costa Mesa, California
October 21, 1996 (except for information pertaining to the re-incorporation described in Note 1 as to which the date is ________, 1996)

The accompanying financial statements include the effects of the reincorporation of the Company in the State of Delaware which is anticipated to be consummated prior to the closing of this offering and will result in an increase in the number of shares of common and preferred stock authorized. The above opinion is in the form which will be signed by Deloitte & Touche LLP upon consummation of the reincorporation, which is described in Note 1 of the notes to financial statements, and assuming that from October 21, 1996 to the date of such reincorporation no other events will have occurred that would effect the accompanying financial statements and notes thereto.


/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
October 30, 1996

SCOOP, INC.

BALANCE SHEETS
-------------------------------------------------------------------------------

                                                      DECEMBER 31,   JUNE 30,
                                                         1995          1996
                                                                    (UNAUDITED)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents                              $  1,300     $ 1,030,200
Short-term investments                                                  392,100
Accounts receivable, net of allowance for doubtful
  accounts of $49,000 (1995 and 1996) (Note 3)           22,100         108,700
Publishing materials                                     14,600           6,500
Prepaid expenses                                                          5,000
Income tax refund receivable (Note 7)                    17,200          14,800
                                                       --------     -----------
    Total current assets                                 55,200       1,557,300

EQUIPMENT, at cost, net of accumulated
  depreciation and amortization (Notes 2 and 8)          99,100         117,200

COVENANT NOT-TO-COMPETE, net of amortization (Note 9)    97,000          87,100
                                                       --------     -----------
                                                      $ 251,300     $ 1,761,600
                                                       --------     -----------
                                                       --------     -----------

SCOOP, INC.

-------------------------------------------------------------------------------


                                                                    PRO FORMA
                                                                LIABILITIES AND
                                                                  STOCKHOLDERS'
                                                                    EQUITY AT
                                         DECEMBER 31,   JUNE 30,      JUNE 30,
                                            1995          1996          1996
                                                      (UNAUDITED)    (NOTE 1)
                                                                   (UNAUDITED)

LIABILITIES AND STOCKHOLDER'S DEFICIT

CURRENT LIABILITIES:
Line of credit payable to bank (Note 3)    $  150,000   $    -       $     -
Accounts payable                              228,000     118,100       118,100
Accrued payroll                                97,000     103,100       103,100
Accrued royalty                               150,000     125,000       125,000
Other accrued liabilities                      38,900      20,800        20,800
Convertible note payable (Note 9)             150,000
Note payable to stockholder (Note 9)           88,000
Note payable - Other (Note 4)                  57,500
Current portion of capital lease obligations   33,500      36,000        36,000
Current portion of covenant not-to-compete
  obligation                                   16,800      17,500        17,500
                                            ---------    --------     ---------
    Total current liabilities               1,009,700     420,500       420,500

CAPITAL LEASE OBLIGATIONS, net of
  current portion (Note 8)                     75,500      70,900        70,900

COVENANT NOT-TO-COMPETE OBLIGATION,
  net of current portion (Note 9)              80,500      71,500        71,500

COMMITMENTS AND CONTINGENCIES (Note 8)

MANDATORILY REDEEMABLE COMMON
  STOCK, 893,326 issued and outstanding -
  actual; none issued and outstanding -
  pro forma (Note 5)                                    2,157,200

SCOOP, INC.

-------------------------------------------------------------------------------

                                                                    PRO FORMA
                                                                LIABILITIES AND
                                                                  STOCKHOLDERS'
                                                                    EQUITY AT
                                         DECEMBER 31,   JUNE 30,      JUNE 30,
                                               1995       1996          1996
                                                      (UNAUDITED)    (NOTE 1)
                                                                   (UNAUDITED)

LIABILITIES AND STOCKHOLDER'S DEFICIT

STOCKHOLDERS' DEFICIT (Notes 6 and 9):
Preferred stock $.001 par value;
  5,000,000 shares authorized; no
  shares issued or outstanding
Common stock, $.001 par value;
  20,000,000 shares authorized;
  2,516,635 (December 31, 1995) and
  2,756,306 (June 30, 1996) shares
  issued and outstanding - actual;
  3,649,632 shares issued and
  outstanding - pro forma                 $   2,500  $     2,700    $     3,600
Additional paid-in capital                               489,100      2,645,400
Accumulated deficit                        (916,900)  (1,570,300)    (1,570,300)
Deferred compensation                                    120,000        120,000
                                           --------    ----------   -----------
                                           (914,400)    (958,500)     1,198,700
                                           --------    ----------   -----------
                                          $ 251,300  $ 1,761,600    $ 1,761,600
                                           --------    ----------   -----------
                                           --------    ----------   -----------

SCOOP, INC.

STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------

                                                                                   SIX MONTHS ENDED
                                                         DECEMBER 31,                  JUNE 30,
                                                   ------------------------   ---------------------------
                                                        1994        1995           1995          1996
                                                                               (UNAUDITED)    (UNAUDITED)
Net sales                                         $  943,500    $  968,600     $  515,800     $  647,000

Cost of sales                                        412,000       534,100        311,400        327,800
                                                  ----------    ----------     ----------     ----------
    Gross profit                                     531,500       434,500        204,400        319,200

Operating expenses:
  Research and development (Note 6)                   64,300       186,600         88,600        287,200
  Selling and marketing                               69,600       175,100         30,100        117,100
  General and administrative                         597,600       625,900        290,800        535,300
                                                  ----------    ----------     ----------     ----------
                                                     731,500       987,600        409,500        939,600
                                                  ----------    ----------     ----------     ----------
Operating loss                                      (200,000)     (553,100)      (205,100)      (620,400)

Interest expense                                      18,600        36,000         14,300         32,200
                                                  ----------    ----------     ----------      ---------
Loss before provision for income taxes              (218,600)     (589,100)      (219,400)      (652,600)

Provision for income taxes (Note 7)                    1,600         1,600            800            800
                                                  ----------    ----------     ----------      ---------
Net loss                                          $ (220,200)   $ (590,700)   $  (220,200)    $ (653,400)
                                                  ----------    ----------     ----------      ---------
                                                  ----------    ----------     ----------      ---------

Net loss per common share (Note 1)                   $(.04)       $(.13)         $(.04)          $(.22)
                                                     ------       ------         ------          ------
                                                     ------       ------         ------          ------
Weighted average common shares
  outstanding (Note 1)                             5,324,000     4,695,000      5,324,000      3,038,000
                                                  ----------    ----------     ----------      ---------
                                                  ----------    ----------     ----------      ---------


SCOOP, INC.

STATEMENTS OF STOCKHOLDERS' DEFICIT
-------------------------------------------------------------------------------

                                                     COMMON STOCK       ADDITIONAL
                                                  ------------------      PAID-IN     ACCUMULATED     DEFERRED
                                                 SHARES       AMOUNT      CAPITAL       DEFICIT      COMPENSATION     TOTAL
BALANCE, January 1, 1994                        5,033,270    $  5,000     $  -         $  (8,500)      $  -         $ (3,500)

Net loss                                                                                (220,200)                     (220,200)
                                               ----------    --------     ---------     ---------      ---------    ----------
BALANCE,
  December 31, 1994                             5,033,270       5,000                   (228,700)                     (223,700)

Repurchase of shares
  (Note 9)                                     (2,516,635)     (2,500)                   (97,500)                     (100,000)

Net loss                                                                                (590,700)                     (590,700)
                                               ----------    --------    ----------     ---------     ----------    -----------
BALANCE,
  December 31, 1995                             2,516,635       2,500                   (916,900)                     (914,400)

(Unaudited):

    Issuance of shares in
      repayment of debt (Note 9)                   71,760         100       154,900                                    155,000

    Net proceeds from issuance
      of common stock (Note 6)                    113,248         100       224,900                                    225,000

    Proceeds from issuance of
      common stock (Note 9)                        20,000                    40,000                                     40,000

    Stock bonus (Note 6)                           34,663                    69,300                                     69,300

    Net loss                                                                            (653,400)                     (653,400)

    Deferred compensation
      (Note 6)                                                                                           120,000       120,000
                                              -----------    --------    ----------   ----------       ---------     ---------
BALANCE, June 30, 1996                          2,756,306    $  2,700    $  489,100  $(1,570,300)      $ 120,000    $ (958,500)
                                              -----------    --------    ----------   ----------       ---------     ---------
                                              -----------    --------    ----------   ----------       ---------     ---------

SCOOP, INC.

STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------

                                                                                   SIX MONTHS ENDED
                                                         DECEMBER 31,                  JUNE 30,
                                                   ------------------------   ---------------------------
                                                        1994        1995           1995          1996
                                                                              (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                           $  (220,200)   $ (590,700)  $ (220,200)   $  (653,400)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
    Depreciation and amortization                       29,000        35,800       17,800         29,900
    Stock bonus (Note 6)                                                                          69,300
    Deferred compensation                                                                        120,000
    Changes in:
      Accounts receivable                               15,700           900      (38,400)       (86,600)
      Publishing materials                               4,500        (1,800)      (4,300)         8,100
      Income tax refund receivable                       1,300       (17,200)                      2,400
      Prepaid expenses and other current assets         26,100                                    (5,000)
      Accounts payable                                  24,100       143,500       27,300       (109,900)
      Accrued payroll                                   36,500        60,400       62,500          6,100
      Accrued royalty                                   50,000       100,000       72,500        (25,000)
      Other accrued liabilities                         52,500       (34,300)     (20,900)       (13,100)
                                                   -----------   -----------   ----------   ------------
        Net cash provided by (used in)
          operating activities                          19,500      (303,400)    (103,700)      (657,200)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment                                                                            (19,300)
Purchase of investments                                                                         (392,100)
                                                  ------------   -----------   ----------   ------------
        Net cash used in investing activities                                                   (411,400)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) of line of credit            6,500       136,000      115,300       (150,000)
Proceeds from convertible note payable                               150,000
Repayment of note payable to stockholder                                                         (88,000)
Proceeds from note payable - Other                                    57,500
Repayment of note payable - Other                                                                (57,500)
Repayment of capital lease obligations                 (26,700)      (27,100)     (11,900)       (20,900)
Repayment of covenant not-to-compete obligation                                                   (8,300)
Proceeds from issuance of common stock
  (Notes 6 and 9)                                                                                265,000
Proceeds from bridge notes                                                                       400,000
Repayment of bridge notes                                                                       (400,000)
Proceeds from issuance of redeemable
  common stock (Note 5)                                                                        2,157,200
Redemption of common stock (Note 9)                                  (12,000)
                                                  ------------   -----------   ----------   ------------
        Net cash (used in) provided by financing
         activities                                    (20,200)      304,400      103,400      2,097,500
                                                  ------------   -----------   ----------   ------------


SCOOP, INC.

-------------------------------------------------------------------------------

                                                                                   SIX MONTHS ENDED
                                                         DECEMBER 31,                  JUNE 30,
                                                   ------------------------   ---------------------------
                                                        1994        1995           1995          1996
                                                                              (UNAUDITED)    (UNAUDITED)
(DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS                                        $  (700)     $  1,000      $    (300)    $  1,028,900

CASH AND CASH EQUIVALENTS,
  beginning of year                                    1,000           300            300            1,300
                                                     -------      --------      ---------     ------------
CASH AND CASH EQUIVALENTS, end of year               $   300      $  1,300      $   -         $  1,030,200
                                                     -------      --------      ---------     ------------
                                                     -------      --------      ---------     ------------
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION -
  Cash paid during the year for:
  Interest                                          $    200      $ 11,500      $  14,000     $     28,600
                                                     -------      --------      ---------     ------------
                                                     -------      --------      ---------     ------------

  Income taxes                                      $  5,200      $ 17,200      $     500     $      3,200
                                                     -------      --------      ---------     ------------
                                                     -------      --------      ---------     ------------
SCHEDULE OF NONCASH INVESTING
  AND FINANCING TRANSACTIONS:
Contractual obligations incurred for the
  acquisition of equipment                         $  58,900                                  $     18,800
                                                    --------                                  ------------
                                                    --------                                  ------------
Note payable exchanged for common stock (Note 9)                  $ 88,000
                                                                  --------
                                                                  --------
Contractual obligation incurred in exchange for
  noncompetition agreement                                        $ 97,000
                                                                  --------
                                                                  --------
Common stock issued in repayment of debt
  and accrued interest (Note 9)                                                               $    155,000
                                                                                              ------------
                                                                                              ------------

SCOOP, INC.

 NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (Unaudited)
-------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION - Scoop, Inc. (the Company), formerly Karlsson-DelRey Communications, Inc., was incorporated in California in May 1990. On November 5, 1993, the Company formed a wholly-owned subsidiary, Newsmakers Information Services, Inc. (Newsmakers or the subsidiary). In May 1996, the Company changed its corporate name to Scoop, Inc. The Company then merged the subsidiary into itself. The accompanying financial statements have been restated to reflect this reorganization, which has been accounted for on a basis similar to a pooling of interests.

     DESCRIPTION OF BUSINESS - The Company is principally engaged in developing Scoop!, an internet delivered business information service, and marketing printed media reproductions through the Company's Newsmakers division. The Company plans to use Scoop! and the Company's proprietary Scoop SmartGuide-TM- technology to provide customers with a combination of information delivering capabilities for accessing information from a variety of databases and the Internet's World Wide Web. The market for the Company's business information services is highly competitive and may be effected by technology changes. Changes in technology and other market conditions could adversely impact future operating results of the Company. Additionally, the Company's future operating success is largely dependent on its ability to successfully complete the development of Scoop! and protect its proprietary technology, including its Scoop SmartGuide-TM-technology.

     GOING CONCERN AND MANAGEMENT'S PLANS - Through June 30, 1996, the Company has incurred significant operating losses and expects additional losses in the future. The Company plans to finance its operations primarily through the proceeds from the Company's proposed initial public offering. The Company believes that the estimated net proceeds of this offering and existing cash and cash equivalents will satisfy its budgeted cash requirements for the next twelve months, based on the Company's current operating plan. The Company's current operating plan shows that at the end of such twelve month period, the Company could require substantial additional capital. Moreover, if the Company experiences unanticipated cash requirements during the twelve month period or experiences delays in the development and marketing of its Scoop! business information service, the Company could require additional capital to fund its operations, continue research and development programs, and commercialize any products that may be developed. The Company may seek such additional funding through public or private financings or collaborative or other arrangements with third parties. There can be no assurance that additional funds will be available on acceptable terms, if at all. The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

     INTERIM FINANCIAL DATA - The information set forth in these financial statements as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 is unaudited. The information reflects all adjustments, consisting only of normal recurring entries that, in the opinion of management, are

SCOOP, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (Unaudited) (Continued)
-------------------------------------------------------------------------------

     necessary to present fairly the financial position and results of operations of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash on hand and investments purchased with original maturities of three months or less.

     SHORT-TERM INVESTMENTS - The Company accounts for investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Short-term investments as of June 30, 1996 represented treasury notes which were classified as held-to-maturity and were carried at amortized cost which approximated fair market value.

     EQUIPMENT - Equipment is stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over a five-year period for computer and office equipment. Leasehold improvements are amortized over the term of the related lease if less than the estimated service life.

     REVENUE RECOGNITION - Revenues from product sales are recognized upon shipment of product to customers who principally consist of corporate and professional entities. The Company offers credit to its customers, performs ongoing credit evaluations and generally does not require collateral.

     INCOME TAXES - Income taxes are recorded in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. This statement requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting basis and tax basis of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

     SOFTWARE DEVELOPMENT COSTS - Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs would be capitalized in accordance with SFAS No. 86, ACCOUNTING FOR THE COSTS OF
                                    F-12

SCOOP, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (Unaudited) (Continued)
-------------------------------------------------------------------------------

     COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. Through June 30, 1996, software development has been substantially completed concurrently with the establishment of technological feasibility, and accordingly, no costs have been capitalized to date.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS
     No. 107 as financial instruments. Financial instruments are generally defined by SFAS No. 107 as cash, evidence of ownership interest in equity, or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity. At December 31, 1995 and June 30, 1996, management believes that the carrying amount of cash, short-term investments, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturity of these financial instruments. The carrying value of the Company's capital leases is considered to approximate fair value based upon current borrowing rates offered to the Company.

     STOCK SPLIT - In May 1996, the Company effected a 1,006.654-for-1 stock split of its then outstanding common stock. All share and per share amounts included in the accompanying financial statements have been restated to reflect the stock split.

     REINCORPORATION - The Company is preparing for an initial public offering. Prior to the consummation of this offering, the Company will reincorporate in the State of Delaware. The accompanying financial statements include the effects of the reincorporation and resulting increase in the number of common stock authorized to 20,000,000 shares and the authorization of 5,000,000 shares of preferred stock.

     NET LOSS PER SHARE - Net loss per share has been computed by dividing the net loss by the weighted average number of common shares and redeemable common shares outstanding during the period. Additionally, pursuant to Securities and Exchange Commission Staff Accounting Bulletin Topic 4d, stock options and warrants granted during the twelve months prior to the date of the initial filing of the Company's Form SB-2 Registration Statement have been included in the calculation of common equivalent shares using the treasury stock method, as if they were outstanding as of the beginning of each period net loss per share is presented.

SCOOP, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (Unaudited) (Continued)
-------------------------------------------------------------------------------

     PRO FORMA LIABILITIES AND STOCKHOLDERS' EQUITY - In September 1996, the Company began preparing for an initial public offering of its common stock. Upon the completion of an initial public offering, the mandatory redemption rights associated with certain shares of common stock will terminate
     (Note 5). The accompanying pro forma information as of June 30, 1996, gives effect to the termination of such redemption rights.

     NEW ACCOUNTING PRONOUNCEMENT - In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, ACCOUNTING OF STOCK BASED COMPENSATION. The Company has determined that it will not change to the fair value method and will continue to use Accounting Principle Board Opinion No. 25 for measurement and recognition of employee stock-based transactions. (See Note 6.)

     In March 1995, the FASB issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The statement also requires that assets to be disposed of should be written down to fair value less selling costs. The Company believes that the adoption of SFAS No. 121 will not have a material impact on the financial results of the Company. The Company must adopt SFAS 121 for the year ended December 31, 1996.


2.   EQUIPMENT

     Equipment consists of the following at December 31, 1995 and June 30, 1996:


                                                DECEMBER 31,      JUNE 30,
                                                   1995             1996
                                                -----------       --------
                                                                 (UNAUDITED)

      Computer equipment                         $  174,100     $  211,500
      Furniture and fixtures                          6,800          7,500
                                                 ----------     ----------
                                                    180,900        219,000
      Accumulated depreciation and amortization     (81,800)      (101,800)
                                                 ----------     ----------
                                                 $   99,100     $  117,200
                                                 ----------     ----------
                                                 ----------     ----------

     Included in equipment as of December 31, 1995 and June 30, 1996 is $178,100 and $196,900, respectively, of equipment held under capital leases. The related accumulated amortization amounted to $79,800 and $98,800 at
          December 31, 1995 and June 30, 1996, respectively.

SCOOP, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (Unaudited) (Continued)
-------------------------------------------------------------------------------

3.   LINE OF CREDIT PAYABLE TO BANK

     The Company has a revolving line of credit with a bank which permits short-term borrowings of up to $150,000. Advances under the agreement may not exceed 80% of eligible assets as defined in the credit agreement. Advances under the line bear interest at the bank's prime lending rate (8.0% at December 31, 1995) plus 2.75%. Interest on any advances in excess of the borrowing base is calculated at the bank's prime rate plus 3.75%. The credit agreement contains certain restrictive covenants which require the Company to maintain certain liquidity and working capital ratios. The Company was either in compliance with these covenants or had received applicable waivers as of December 31, 1995. Outstanding borrowings under the line of credit were repaid in June 1996, at which time the credit facility was terminated.


4.   NOTE PAYABLE - OTHER

     Note payable - other consists of a 10% unsecured demand note payable to a financing institution. The principal sum of $57,500, plus accrued interest of $2,150, was repaid in full in June 1996.


5.   REDEEMABLE SHARES OF COMMON STOCK

     In May and June 1996, the Company began two separate private placements (the May and June Private Placements) aggregating 893,326 shares of common stock (the Redeemable Shares) for $2,148,300 (net of offering costs of $442,800). Holders of the Redeemable Shares have cumulative voting rights and are entitled to share ratably in dividends, if any. The Redeemable Shares must be redeemed by the Company in the event that the Company fails to complete an initial public offering of its common stock and to have its common stock quoted for trading on a national securities exchange or Nasdaq by June 30, 1998. The redemption price is equal to the greater of the issuance price plus a return of 10% compounded annually, or the aggregate fair market value. At June 30, 1996, the carrying value of the Redeemable Shares approximated the redemption value. In the event the Company completes an initial public offering of its common stock and the common stock is quoted for trading on a national securities exchange or Nasdaq by June 1998, the redemption rights associated with the Redeemable Shares will terminate.

     In connection with the May and June Private Placements, the Company issued to each purchaser of redeemable common stock an equal number of cancelable warrants for aggregate consideration of $8,900, the deemed value of the warrants. Each cancelable warrant entitles the holder to purchase one share of common stock at either $2.50 (May Private Placement) or $3.00 (June Private Placement) per share. The cancelable warrants will become exercisable in July 1998, unless the Company either consummates an initial public offering of its stock or offers to redeem all Redeemable Shares issued in the May and June Private Placements for $6.00 per share. In either case, the cancelable warrants

SCOOP, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (Unaudited) (Continued)
-------------------------------------------------------------------------------

     become null and void. Holders of cancelable warrants are not entitled to receive dividends, vote, consent, exercise any preemptive right or receive notice as stockholders of the Company in respect of any meeting of stockholders for the election of directors of the Company or any other matter.


6.   STOCKHOLDERS' DEFICIT

     STOCK OPTION PLAN - In April 1996, the Company adopted its 1996 Stock Incentive Plan (the 1996 Plan) which provides for the grant of stock options and other awards to certain officers, key employees, consultants or other persons affiliated with the Company. The maximum number of shares of common stock that may be issued pursuant to the 1996 Plan is 750,000. Following the adoption of such plan, the Company granted options to purchase an aggregate of 197,500 shares of the Company's common stock at a price of $2.00 per share, which the Company's Board of Directors deemed to be fair market value of the common stock at the date of grant, to employees of the Company. Additionally, options were granted for the purchase of up to 45,000 common shares at a price of $2.00 per share to certain directors of the Company. The Company will record compensation expense equivalent to the fair value (determined using an option pricing model) of the options granted to the directors, totaling approximately $20,000. This amount will be recorded ratably over the vesting period of the respective options. At June 30, 1996, the Company had recorded $800 of deferred compensation expense associated with these stock option grants.

     WARRANTS - In June 1996, the Company granted warrants to purchase up to 200,000 shares of the Company's common stock at a price of $2.55 per share to certain consultants of the Company. As these warrants vested upon grant, the Company recorded compensation expense equivalent to the fair value of these warrants, totaling $119,200 (determined using an option pricing model). In connection with the May and June Private Placements, the Company granted warrants to purchase up to 89,333 shares of common stock at a price of $2.75 to $3.30 to its underwriter.

     The following table summarizes the activity under the 1996 Plan along with common stock warrant activity for the periods indicated:


                                              OPTIONS
                                             OUTSTANDING          WARRANTS
                                             -----------         -----------
     Outstanding at December 31, 1995 and
       June 30, 1996                         $     242,500      $     289,333
                                             -------------      -------------
                                             -------------      -------------
     Price range of outstanding options and
       noncancelable  warrants               $2.00 - $2.50      $2.55 - $3.30
                                             -------------      -------------
                                             -------------      -------------

SCOOP, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (Unaudited) (Continued)
-------------------------------------------------------------------------------

     At June 30, 1996, 25,000 options and 200,000 warrants to purchase shares were exercisable.

     STOCK BONUS - In April 1996, the Company issued an aggregate of 34,663 shares of the Company's common stock at a deemed fair market value of $2.00 per share as a stock bonus to 14 key employees or consultants of the Company. Compensation expense of $69,300 was recorded in connection with this stock bonus.

     PRIVATE PLACEMENT OF STOCK - In April 1996, the Company completed the private placement of 113,248 shares of its common stock, yielding net proceeds of $225,000.


7.   INCOME TAXES

     The reconciliation of income tax expense computed at U.S. federal statutory rates to income tax expense for each of the two years in the period ended December 31, 1995 is as follows:

                                                        YEAR ENDED
                                                       DECEMBER 31,
                                             --------------------------------
                                                1994                 1995
                                             ----------          ------------
     Tax at U.S. federal statutory rates     $  (76,500)         $  (206,200)
     State income taxes                          (4,900)             (16,000)
     Change in valuation allowance               76,800              218,200
     Other                                        6,200                5,600
                                             ----------          -----------
       Total income tax expense              $    1,600          $     1,600
                                             ----------          -----------
                                             ----------          -----------

SCOOP, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (Unaudited) (Continued)
-------------------------------------------------------------------------------

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                        YEAR ENDED
                                                       DECEMBER 31,
                                             --------------------------------
                                                1994                 1995
                                             ----------          ------------
     Deferred tax assets:
       State income taxes                   $     600             $     600
       Depreciation                           (11,500)              (14,200)
       Accruals not currently deductible       10,600                32,200
       Other                                    3,400                19,700
       Net operating losses                    73,700               256,700
                                            ---------             ---------
                                               76,800               295,000
       Valuation allowance                    (76,800)             (295,000)
                                            ---------             ---------
       Total net deferred tax assets        $    -                $    -
                                            ---------             ---------
                                            ---------             ---------

     At December 31, 1995, the Company has federal and state tax loss carryforwards of approximately $693,000 and $345,000 which expire in 2011 and 2001, respectively. Utilization of these federal and state loss carryforwards is limited to approximately $300,000 annually as a result of Internal Revenue Code Section 382 change of ownership rules.


8.   COMMITMENTS

     LEASES - The Company leases its main operating facility on a month-to-month basis. The Company leases certain equipment under both capital and operating lease agreements. Rent expense for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995 and 1996 was $24,800, $36,400, $24,000 and $37,000, respectively.

SCOOP, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (Unaudited) (Continued)
-------------------------------------------------------------------------------

     Minimum annual payments under these agreements as of June 30, 1996 are as follows:


                                                       CAPITAL       OPERATING
                                                       LEASES          LEASES
                                                      ---------       ---------
      Six months ending December 31, 1996            $  26,100        $  5,100
      Year ending December 31:
        1997                                            50,700          10,300
        1998                                            37,000           8,400
        1999                                            23,100
        2000                                             5,600
                                                     ---------        --------
      Total minimum lease payments                     142,500        $ 23,800
                                                                      --------
                                                                      --------
      Amount representing interest                     (35,600)
                                                     ---------
      Present value of future minimum lease payments   106,900
      Current portion                                  (36,000)
                                                     ---------
      Long-term portion                              $  70,900
                                                     ---------
                                                     ---------

     CONTRACTUAL AGREEMENTS - The Company has entered into an agreement with a third party enabling the Company to access certain proprietary database information. The terms of the agreement provide for minimum payments totaling $250,000 through December 31, 1996.

     LITIGATION - The Company is currently involved in litigation incidental to its business. In the opinion of management, the ultimate resolution of such litigation will not have a significant effect on the accompanying financial statements. Additionally, the Company has been threatened with the commencement of litigation related to a business venture the Company chose not to pursue and related to certain matters pertaining to a shareholder of the Company. Whether the litigation threatened will actually commence and their potential impact on the financial condition of the Company is presently unknown.


9.   RELATED PARTY TRANSACTIONS

     CONVERTIBLE NOTE PAYABLE - In October 1995, a current stockholder of the Company loaned the Company $150,000 in exchange for the Company's 8% promissory note convertible into 71,760 shares of the Company's common stock. In June 1996, the Company exercised its right of redemption and issued to this stockholder the 71,760 shares of common stock.

SCOOP, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (Unaudited) (Continued)
-------------------------------------------------------------------------------

     REPURCHASE OF STOCK - Pursuant to an agreement dated October 5, 1995, as subsequently amended, the Company repurchased all of the shares that were then owned by a co-founder and former officer of the Company in exchange for a $12,000 cash payment and a $88,000 promissory note. This stock repurchase resulted in a decrease in capital of $500 and a decrease of $99,500 in retained earnings. In addition, the Company agreed to issue to this former officer 64,527 shares of common stock. Such shares of common stock will have registration rights in an initial public offering or subsequent offering. As of June 30, 1996, the Company had not issued these shares (Note 10).

     The unsecured noninterest-bearing $88,000 note payable issued in connection with the stock repurchase from the co-founder was repaid in full in January 1996.

     The Company also entered into a noncompetition agreement with the former officer. Under the terms of the agreement, payments of $2,000 will be made in monthly installments over a term of five years, beginning in December 1995. The Company has established the related asset and liability associated with this agreement, based upon an imputed interest rate of 8%. The covenant not-to-compete is being amortized over the five-year term of the covenant. Amortization expense of $2,000 and $1,000 was recorded for the year ended December 31, 1995 and six months ended June 30, 1996, respectively.

     OTHER - In April 1996, the Company entered into an agreement with its former counsel to issue 20,000 shares of common stock for $2.00 per share, which the Company's Board of Directors deemed to be the fair value of the stock at the date of the agreement. The Company issued the shares in June 1996, yielding net proceeds of $40,000.


10.  SUBSEQUENT EVENTS

     ISSUANCE OF SHARES - In July 1996, the Company completed the May and June Private Placements (Note 5) and issued 33,338 additional shares of redeemable common shares for total consideration of approximately $86,800 (net of offering expenses).

     In July 1996, the Company issued 5,000 shares of the Company's common stock as a stock bonus to an employee. Compensation expense of $12,500 ($2.50 per share) was recorded concurrent with the issuance of the common stock, which the Company's Board of Directors deemed to be the fair value of the stock at the date of grant.

SCOOP, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (Unaudited) (Continued)
-------------------------------------------------------------------------------

     In July 1996, the Company issued 64,527 shares of the Company's common stock to one of the Company's co-founders pursuant to the stock repurchase agreement dated October 5, 1996 (Note 9). At the date of issuance the Company recorded an addition to common stock and a reduction to additional paid-in capital of $161,300 ($2.50 per share), which the Company's Board of Directors deemed to be the fair value of the stock at the date of issuance.


     STOCK OPTIONS - In July 1996, the Company granted options to purchase an aggregate of 150,000 shares of the Company's common stock at a price of $2.50 per share, which the Company's Board of Directors deemed to be the fair value of the common stock at the respective dates of grant, to consultants of the Company. The Company will record compensation expense equivalent to the fair value of the options totaling approximately $81,000 (determined using an option pricing model). As options to purchase 65,000 shares vested upon grant, the Company will record $26,900 at the date of grant. The remaining $54,100 will be recorded ratably over the vesting period of the options.

     Additionally, in July, August and October 1996, the Company granted to employees of the Company, options to purchase an aggregate of 154,000 shares of the Company's common stock at prices ranging from $2.50 to $5.00 per share, which the Company's Board of Directors deemed to be fair value of the common stock at the respective dates of grant.

     In October 1996, the Company amended its 1996 Plan to provide for the maximum number of shares that may be issued pursuant to such plan to be 1,500,000.

     WARRANTS - In October 1996, the Company entered into an agreement with a third party giving the Company the right to resell certain information. Pursuant to such agreement, the Company granted warrants to purchase up to 550,000 shares of the Company's common stock with exercise prices of $6.50 (300,000 shares), $10.00 (150,000 shares), and $15.00 (100,000 shares) to a third party. As these warrants vest immediately, the Company will record compensation expense equivalent to the fair value of the warrants totaling approximately $32,000 (determined using an option pricing model). Additionally, the Company is committed under this agreement for minimum royalties of $7,500 (1996), $269,000 (1997), $500,500 (1998) and $631,500
     (1999) during the initial term of this agreement.

     OPERATING LEASE - In September 1996, the Company entered into an operating lease (commencing in October 1996) for its new main facility. This lease expires in September 2000 and requires monthly payments of approximately $7,500.

    NO DEALER, SALES REPRESENTATIVE OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN ITS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR AND THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS NOT QUALIFIED TO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                 -------------------
                                 TABLE OF CONTENTS
                                                           Page
                                                           ----
Prospectus Summary . . . . . . . . . . . . . . . . . . .
Risk Factors . . . . . . . . . . . . . . . . . . . . . .
Use of Proceeds  . . . . . . . . . . . . . . . . . . . .
Dividend Policy  . . . . . . . . . . . . . . . . . . . .
Capitalization   . . . . . . . . . . . . . . . . . . . .
Dilution . . . . . . . . . . . . . . . . . . . . . . . .
Selected Financial Data  . . . . . . . . . . . . . . . .
Management's Discussion and Analysis of Financial
   Condition and Results of Operations . . . . . . . . .
Business . . . . . . . . . . . . . . . . . . . . . . . .
Management . . . . . . . . . . . . . . . . . . . . . . .
Certain Transactions . . . . . . . . . . . . . . . . . .
Principal Stockholders . . . . . . . . . . . . . . . . .
Resale of Outstanding Shares . . . . . . . . . . . . . .
Description of Capital Stock . . . . . . . . . . . . . .
Shares Eligible for Future Sale  . . . . . . . . . . . .
Underwriting   . . . . . . . . . . . . . . . . . . . . .
Legal Matters  . . . . . . . . . . . . . . . . . . . . .
Experts  . . . . . . . . . . . . . . . . . . . . . . . .
Additional Information . . . . . . . . . . . . . . . . .
Index to Financial Statements  . . . . . . . . . . . . .   F-1

                                 -------------------

    UNTIL            , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




                           1,400,000 SHARES OF COMMON STOCK





                                     [SCOOP LOGO]






                                     SCOOP, INC.









                                 -------------------
                                      PROSPECTUS
                                 -------------------










                                              , 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH
STATE.

                    SUBJECT TO COMPLETION, DATED OCTOBER 30, 1996

PROSPECTUS




                         1,175,183 SHARES OF COMMON STOCK AND
                       200,000 SHARES OF COMMON STOCK ISSUABLE
                         UPON EXERCISE OF CONSULTANT WARRANTS

                                 -------------------


    This Prospectus relates to the registration by Scoop, Inc. (the "Company"), at its expense, for the account of certain non-affiliated security holders (the "Selling Security Holders") of 1,175,183 shares of Common Stock, par value $.001 per share (the "Common Stock"), and 200,000 shares of Common Stock issuable by the Company upon exercise of certain consultant warrants previously issued by the Company to three of the Selling Security Holders (the "Consultant Warrants") (the 1,175,183 shares of Common Stock and the 200,000 shares of Common Stock issuable upon exercise of the Consultant Warrants offered by the Selling Security Holders being sometimes collectively referred to herein as the "Selling Security Holders' Shares"). The Selling Security Holders' Shares are not being underwritten in this Offering and the Company will not receive any proceeds from the sale of the Selling Security Holders' Shares. See "Selling Security Holders." An aggregate of 1,175,183 of the Selling Security Holders' Shares may be sold by the Selling Security Holders or their respective transferees commencing on the date of this Prospectus. The remaining 200,000 of the Selling Security Holders' Shares may be sold by the Selling Security Holders or their respective transferees only after the Consultant Warrants have been exercised. Sales of the Selling Security Holders' Shares may depress the price of the Common Stock in any market that may develop therefor. See "Prospectus Summary--The Offering," "Selling Security Holders," "Dilution" and "Risk Factors--Sale of Certain Securities."

    This Prospectus also relates to the registration by the Company for its own
account of 1,400,000             shares of Common Stock issued by the Company
pursuant to a separate Prospectus (the "Primary Offering Prospectus") filed with the Registration Statement of which this Prospectus is a part. This Prospectus, except for this Cover Page, the back Cover Page and the information contained herein under the headings "Selling Security Holders" and "Plan of Distribution" is identical to the Primary Offering Prospectus. This Prospectus includes certain information that may not be pertinent to the sale of the Selling Security Holders' Shares by the Selling Security Holders.

    Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that such a market will exist after this Offering.

                                 -------------------

          THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE
              SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION"
                   BEGINNING ON PAGES 9 AND 22, RESPECTIVELY.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURI-
                   TIES COMMISSION PASSED UPON THE ACCURACY OR ADE-
                    QUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                         TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 -------------------

                 The date of this Prospectus is                , 1996

The sale of the Selling Security Holders' Shares may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) in the over-the-counter market or in negotiated transactions, through the writing of options on the Selling Security Holders' Shares, through a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Security Holder sells his, her or its Selling Security Holders' Shares pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Security Holder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Selling Security Holders' Shares, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the Securities and Exchange Commission before such Selling Security Holder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

                           SELLING SECURITY HOLDERS

    An aggregate of 1,175,183 shares of Common Stock and 200,000 shares of Common Stock issuable by the Company upon the exercise in full of the Consultant Warrants are being registered in this Offering for the account of the Selling Security Holders. All of the Selling Security Holders' Shares (other than the 200,000 shares of Common Stock issuable by the Company upon exercise of the Consultant Warrants) may be sold by the Selling Security Holders or their respective transferees commencing on the date of this Prospectus. The 200,000 shares of Common Stock issuable by the Company upon exercise of the Consultant Warrants may be sold by the applicable Selling Security Holders or their respective transferees only after the Consultant Warrants have been exercised by such Selling Security Holders in accordance with their terms. Sales of shares of Common Stock by the Selling Security Holders or their respective transferees may depress the price of the Common Stock in any market that may develop therefor.

    The following table sets forth certain information with respect to persons for whom the Company is registering such shares of Common Stock for resale to the public. The Company will not receive any of the proceeds from the sale of such shares of Common Stock by the Selling Security Holders, although the Company will receive the proceeds from the exercise, if any, of the Consultant Warrants. None of the Selling Security Holders has had any position, office or material relationship with the Company or its affiliates during the last three years except for the three holders of the Consultant Warrants, each of whom has agreed to provide the Company with certain corporate development consulting services subsequent to the date of this Prospectus as consideration for the Company's issuance of the Consultant Warrants to him. The Selling Security Holders' Shares are not being underwritten by the Underwriters. The Selling Security Holders, however, may sell the Selling Security Holders' Shares through any one or more Underwriters.

                                      Number of Shares   Number of Shares   Number of Shares
Name of Selling                            Owned             Being               Owned
Security Holder(1)                     Before Offering      Registered      After Offering(2)
------------------                    ----------------   ----------------   -----------------
Stanley S. Arkin                           33,333             33,333                0

Lestor C. Aroh                             16,667             16,667                0

Cold Spring Ventures, Inc.                 11,073              5,537            5,536

Toby Costen (3)                             8,333              8,333                0

Michael Del Rey                            64,527             64,527                0

Steven Eagon                               70,833(4)          66,666            4,167

Gerald F. Edelstein                         4,167              4,167                0

Nathan Eisen                                8,333              8,333                0

John Ellison, Jr. and Mia C. Ellison       33,333             33,333                0

Carl Engdahl                               30,000             15,000           15,000

Robert A. Finkelstein                      40,000             40,000                0

Robert Gault & Thelma Gault                33,333             33,333                0

Larry R. Gordon                           165,000(5)         165,000                0

International Venture Capital
Advisors Technology Inc.                   42,078             21,039           21,039

The Jonathan Stanton Co., Inc.             33,333             33,333                0

Gabriel Kaplan                            123,333            123,333                0

Gabriel Kaplan, P/ADM City National
Bank C/F Rotunda Productions, Inc.
MPD                                        83,333             83,333                0

                                       SS-3

                                      Number of Shares   Number of Shares   Number of Shares
Name of Selling                            Owned             Being               Owned
Security Holder(1)                     Before Offering      Registered      After Offering(2)
------------------                    ----------------   ----------------   -----------------
Martin Katz                                16,667             16,667                0

Mildred Koenigsberg                         8,333              8,333                0

Benjamin Lehrer                             8,333              8,333                0

Marc Levin                                 16,667             16,667                0

Lexington Ventures, Inc.                   28,333             28,333                0

Staffan Lofgren                            12,000              6,000            6,000

Fred and Barbara Martell                   16,667             16,667                0

Henri Mastey                               25,000             25,000                0

Jean Yves Mastey                           25,000             25,000                0

Dylan McDermott                             8,333              8,333                0

Dr. Brian McLean                           58,190             29,095            29,095

DeLane E. Matthews                          8,333              8,333                 0

L.A. Moore                                 16,667             16,667                 0

Jon Peters                                 66,666             66,666                 0

Pete Peterson                               5,000              2,500             2,500

Gordon Rausser                             50,000             50,000                 0

Mark L. Saginor, M.D.                      36,667             36,667                 0

Stanley Schneider                           8,333              8,333                 0

Stephen Schmidt                            16,667             16,667                 0

David G. Shell                             17,976              8,988             8,988

Arnold H. Simon                            66,666             66,666                 0

Michael Srednick                           16,667             16,667                 0

Arthur Steinberg                           16,667             16,667                 0

James E. Upshaw                            16,667             16,667                 0

Henry Wilf                                 66,667(6)          66,667                 0

A.V. Zehenni                               33,333             33,333                 0

------------------
(1) Information set forth in the table regarding the Selling Security Holders' Shares is provided to the best knowledge of the Company based on information furnished to the Company by the respective Selling Security Holders and/or available to the Company through its securities ledgers.

(2) Assumes that each Selling Security Holder sells all of the Selling Security Holders' Shares held by such Selling Security Holder or purchasable by such Selling Security Holder upon exercise in full of his portion of the Consultant Warrants.

(3) As trustee.

(4) Includes 66,666 shares issuable upon the exercise of Mr. Eagon's Consultant Warrant.

(5) Includes 66,667 shares issuable upon the exercise of Mr. Gordon's Consultant Warrant.

(6) Shares issuable upon the exercise of Mr. Wilf's Consultant Warrant.

                                 PLAN OF DISTRIBUTION

    The sale of the Selling Security Holders' Shares may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) in the over-the-counter market or in negotiated transactions, through a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Security Holder sells his, her or its Selling Security Holders' Shares, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Security Holder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Selling Security Holders' Shares, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the Securities and Exchange Commission before such Selling Security Holder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

    The Selling Security Holders may effect transactions in their Selling Security Holders' Shares by selling such securities directly to purchasers, through broker-dealers acting as agents for the Selling Security Holders or to broker-dealers who may purchase the Selling Security Holders' Shares as principals and thereafter sell such securities from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both.

    The Selling Security Holders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

    NO DEALER, SALES REPRESENTATIVE OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN ITS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS NOT QUALIFIED TO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                 -------------------

                                  TABLE OF CONTENTS
                                                          Page
                                                          ----
Prospectus Summary . . . . . . . . . . . . . . . . . . .
Risk Factors . . . . . . . . . . . . . . . . . . . . . .
Use of Proceeds  . . . . . . . . . . . . . . . . . . . .
Dividend Policy  . . . . . . . . . . . . . . . . . . . .
Capitalization   . . . . . . . . . . . . . . . . . . . .
Dilution . . . . . . . . . . . . . . . . . . . . . . . .
Selected Financial Data  . . . . . . . . . . . . . . . .
Management's Discussion and Analysis of Financial
   Condition and Results of Operations . . . . . . . . .
Business . . . . . . . . . . . . . . . . . . . . . . . .
Certain Transactions . . . . . . . . . . . . . . . . . .
Management . . . . . . . . . . . . . . . . . . . . . . .
Principal Stockholders . . . . . . . . . . . . . . . . .
Selling Security Holders . . . . . . . . . . . . . . . .
Description of Capital Stock . . . . . . . . . . . . . .
Shares Eligible for Future Sale  . . . . . . . . . . . .
Plan of Distribution . . . . . . . . . . . . . . . . . .
Legal Matters  . . . . . . . . . . . . . . . . . . . . .
Experts  . . . . . . . . . . . . . . . . . . . . . . . .
Additional Information . . . . . . . . . . . . . . . . .
Index to Financial Statements  . . . . . . . . . . . . .   F-1

                                 -------------------



                           1,076,664 SHARES OF COMMON STOCK AND
                            200,000 SHARES OF COMMON STOCK
                              ISSUABLE UPON EXERCISE OF
                                 CONSULTANT WARRANTS





                                     [SCOOP LOGO]






                                     SCOOP, INC.










                                 -------------------------

                                      PROSPECTUS

                                 -------------------------







                                            , 1996

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Certificate of Incorporation (the "Certificate") and
Bylaws include provisions which eliminate the directors' personal liability for monetary damages to the fullest extent permitted by Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of Directors to the Registrant and its stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. Under Delaware Law, however, the Director Liability Provision does not eliminate the personal liability of a director for
(i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (iv) any transaction from which the director derived an improper benefit. The Director Liability Provision also does not affect a director's liability under the federal securities laws or the recovery of damages by third parties. Furthermore, pursuant to Delaware Law, the limitation on liability afforded by the Director Liability Provision does not eliminate a director's personal liability for breach of the director's duty of due care. Although the directors would not be liable for monetary damages to the corporation or its stockholders for negligent acts or omissions in exercising their duty of due care, the Directors remain subject to equitable remedies, such as actions for injunction or rescission, although such remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. With regard to directors who also are officers of the Registrant, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers.

    Delaware Law provides a detailed statutory framework covering indemnification of directors, officers, employees or agents of the Registrant against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law ("Section 145") provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) of any action by the corporation or of a derivative action (such as a suit by a stockholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

    Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the "Indemnification Provision") and provides that the Registrant is required to indemnify its officers, directors, employees and agents to the full extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary, provided, however, that prior to making such discretionary indemnification, the Company must determine that such person acted in good faith and in a manner he or she believed to be in the best interests of the Company and, in the case of any criminal action or proceeding, such person had no reason to believe his or her conduct was unlawful.

    In furtherance of the objectives of the Indemnification Provision, the Registrant has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Registrant's Certificate and Bylaws (the "Indemnification Agreement"). The Registrant believes that the Indemnification Agreements are necessary to attract and retain qualified directors and executive officers. Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent permitted by Section 145 or other applicable law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a "Proceeding") in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with the Registrant, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of the Registrant and applicable law so provides, the Indemnification Agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to the Registrant.

    The provisions eliminating personal liability and affording indemnification described above are, and for some period following the consummation of this Offering will be, limited in certain respects by California law. See "Description of Capital Stock--Governing Law and Certain Charter and Bylaw Provisions."

    The Company maintains directors' and officers' liability insurance in favor of its directors and executive officers.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following tables sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions and non-accountable expense allowance. All of the amounts shown are estimates except the Securities and Exchange Commission registration and NASD filing fees.


Securities and Exchange Commission registration fee . . . $5,523.98

NASD fees and expenses  . . . . . . . . . . . . . . . . .  2,322.91

NASDAQ listing fee  . . . . . . . . . . . . . . . . . . .         *

Accounting fees and expenses  . . . . . . . . . . . . . .         *

Printing and engraving expenses . . . . . . . . . . . . .         *

Transfer agent and registrar (fees and expenses). . . . .         *

Blue Sky fees and expenses (including counsel fees) . . .         *

Other legal fees and legal expenses . . . . . . . . . . .         *

Directors' and officers' liability insurance premiums . .         *

Miscellaneous expenses  . . . . . . . . . . . . . . . . .         *

Total . . . . . . . . . . . . . . . . . . . . . . . . . .  $875,000

--------------
*  To be supplied by amendment


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    In October 1995, the Registrant entered into a written agreement with an affiliate of Stanley Berk, a principal stockholder of the Company, pursuant to which Mr. Berk's affiliate agreed to establish a $400,000 revolving line of credit in favor of the Registrant in exchange for the Registrant's 8% convertible promissory note (the "1995 Note"). Upon delivery of the 1995 Note, Mr. Berk's affiliate loaned the Registrant the principal sum of $150,000. In June 1996, $155,000 in principal and accrued interest due on the 1995 Note was converted into 71,760 shares of Common Stock pursuant to the terms of the 1995 Note. The 1995 Note was placed on a private basis to Mr. Berk as an "accredited investor" as defined in Securities Act Rule 501(a). The issuance of the 1995 Note and shares of Common Stock to Mr. Berk was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

    Effective as of November 1995, the Company redeemed all of the shares of the Company's outstanding Common Stock then owned by Mr. Michael Del Rey, a co-founder of the Company, for $100,000 pursuant to a written agreement. Pursuant to the terms of such agreement, the Company issued 64,527 shares of Common Stock to Mr. Del Rey for $100 in cash in July 1996. The issuance of such shares of Common Stock was exempt from the registration requirements of the Securities Act pursuant to Sections 3(a)(9), 3(a)(11) and 4(2) of the Securities Act.

    Between February and April 1996, the Registrant conducted a private offering of its Common Stock (the "February 1996 Private Placement"). Pursuant to the February 1996 Private Placement, the Registrant issued a total of 113,248 shares of Common Stock for total cash consideration of $225,000. The February 1996 Private Placement was made on a private basis only to an aggregate of seven persons who were "accredited investors" as defined in Securities Act Rule 501(a). The issuance of Common Stock to such seven persons was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

    In April 1996, the Registrant conducted a private offering of its short-term 10% promissory notes (the "April 1996 Bridge Financing"). Pursuant to the April 1996 Bridge Financing, the Registrant issued $400,000 in principal amount of such notes for total cash consideration of $400,000. The April 1996 Bridge Financing was made on a private basis only to an aggregate of five persons who were "accredited investors" as defined in Securities Act Rule 501(a). The issuance of such notes to such five persons was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

    In April 1996, the Registrant issued an aggregate of 34,663 shares of Common Stock as stock bonuses to an aggregate of fourteen officers and key employees of, or consultants to, the Registrant for past services rendered at a deemed issuance price equal to $2.00 per share (the "Stock

Bonus Awards"). All of such fourteen persons were California residents. The issuance of Common Stock pursuant to the Stock Bonus Awards to such fourteen persons was exempt from the registration requirements of the Securities Act pursuant to Sections 3(a)(11) and 4(2) thereof.

    In April 1996, the Registrant, pursuant to the Stock Incentive Plan, issued Options to purchase an aggregate of 152,500 shares of Common Stock to an aggregate of seven of its non-employee directors, executive officers and key employees. An aggregate of 107,500 of such Options are ISOs and the remaining 45,000 Options are NQSOs. All such Options have exercise prices equal to $2.00 per share of Common Stock covered thereby. None of such Options is presently exercisable. The issuance of such Options to such seven persons was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

    During June 1996, the Registrant issued an aggregate of 20,000 shares of Common Stock to an aggregate of nine of the stockholders of the Company's former general outside legal counsel, for total cash consideration of $40,000. All of such nine persons were California residents. The issuance of Common Stock to such nine persons was exempt from the registration requirements of the Securities Act pursuant to Sections 3(a)(11) and 4(2) thereof.

    During May and June 1996, the Registrant conducted a private offering of its equity securities (the "May 1996 Private Placement"). Pursuant to the May 1996 Private Placement, a total of four Units were sold at a price equal to $100,000 per Unit. Each Unit consisted of 40,000 shares of Common Stock and Cancellable Warrants to purchase 40,000 additional shares of Common Stock at an exercise price equal to $2.50 per share of Common Stock covered thereby. Upon the effectiveness of this Registration Statement, all of the Cancellable Warrants issued in the May 1996 Private Placement will automatically become null and void in accordance with their terms. The May Private Placement was made on a private basis only to an aggregate of five persons who were the investors in the April 1996 Bridge Financing and who were "accredited investors" as defined in Securities Act Rule 501(a). The five investors in the May 1996 Financing cancelled the principal amount of their notes issued in the Bridge Financing as consideration for the Units. The issuance of the Units in the May 1996 Private Placement to such persons was exempt from the registration requirements of the Securities Act pursuant to Sections 4(2) and 4(6) thereof and Rule 506 of Regulation D thereunder. In consideration for its services as dealer manager for the May 1996 Private Placement, the Registrant paid The Boston Group, L.P. (the "Dealer Manager") aggregate commissions and fees of $52,000. The Registrant also issued to the Dealer Manager warrants to purchase 16,000 shares of Common Stock. Such warrants have the same basic terms as the Cancellable Warrants issued in the May 1996 Private Placement except that they are not cancellable, are exercisable at a price equal to $2.75 for each share of Common Stock covered thereby, may be exercised on a cashless basis at the option of the Dealer Manager and are exchangeable for the Underwriters' Warrants at the option of the Dealer Manager.

    During June and July 1996, the Registrant conducted a private offering of its equity securities (the "June 1996 Private Placement"). Pursuant to the June 1996 Private Placement, a total of 23 Units were sold at a cash price equal to $100,000 per Unit or an aggregate of $2,300,000. Each Unit consisted of 33,333 shares of Common Stock and Cancellable Warrants to purchase 33,333 additional shares of Common Stock at an exercise price equal to $3.00 per share of Common Stock covered thereby. Upon the effectiveness of this Registration Statement, all of the Cancellable Warrants issued in the June 1996 Private Placement will automatically become null and void in accordance with their terms. The June 1996 Private Placement was made on a private basis only to an aggregate of persons who were "accredited investors" as defined in Securities Act Rule 501(a). The issuance of the Units in the June 1996 Private Placement to such persons was exempt from the registration requirements of the Securities

Act pursuant to Sections 4(2) and 4(6) thereof and Rule 506 of Regulation D thereunder. In consideration for its services as dealer manager for the May 1996 Private Placement, the Registrant paid the Dealer Manager aggregate commissions and fees of $299,000. The Registrant also issued to the Dealer Manager warrants to purchase 76,667 shares of Common Stock. Such warrants have the same basic terms as the Cancellable Warrants issued in the June 1996 Private Placement except that they are not cancellable, are exercisable at a price equal to $3.30 for each share of Common Stock covered thereby, may be exercised on a cashless basis at the option of the Dealer Manager and are exchangeable for the Underwriters' Warrants at the option of the Dealer Manager.

    In July 1996, the Registrant issued the Consultant Warrants to three consultants to the Company in consideration of such three consultant's agreements to provide certain corporate development services to the Company. The Consultant Warrants are exercisable for a period of five years at an exercise price equal to $2.55 per share of Common Stock covered thereby. All three such consultants were California residents. The issuance of the Consultant Warrants to such three consultants was exempt from the registration requirements of the Securities Act pursuant to Sections 3(a)(11) and 4(2) thereof.

    In July 1996, the Registrant issued 5,000 shares of Common Stock as a stock bonus to an employee for past services rendered at a deemed issuance price equal to $2.50 per share. The employee was a California resident.
The issuance of Common Stock pursuant to the stock bonus to such employee was exempt from the registration requirements of the Securities Act pursuant to Sections 3(a)(11) and 4(2) thereof.

    In October 1996, the Company issued a warrant to Bell & Howell in connection with entering into a license agreement with UMI. The warrant gives Bell & Howell the right to purchase 550,000 shares of Common Stock of the Company and is exercisable for a period of three years. The warrant is exercisable at the following exercise prices: 300,000 shares at $6.50 per share, 150,000 shares at $10.00 per share, and 100,000 shares at $15.00 per share. The issuance of the warrant to Bell & Howell was exempt from the registration requirements of the Securities Act pursuant to Sections 3(a)(11) and 4(2) thereof.

    See "Certain Transactions" for additional information concerning the Registrant's issuances of securities for the past three years.

ITEM 27.  EXHIBITS.


Exhibit No.    Description
-----------    -----------
     1.1        Form of Underwriting Agreement*

     3.1        Certificate of Incorporation, of Scoop, Inc.*

     3.2        Bylaws of Scoop, Inc.*

     4.1        Form of Common Stock Certificate*

     4.2        Form of Representative Warrant*

     4.3        Form of Consultant Warrant*

     4.4        Form of Subscription Supplement and Registration Rights Agreement*

     5.1        Opinion of Latham & Watkins*

    10.1        1996 Stock Incentive Plan of Scoop, Inc. dated April 23, 1996*

    10.2        Employment Agreement between Scoop, Inc. and Karl-Magnus S. Karlsson
                dated             , 1996*

    10.3        Employment Agreement between Scoop, Inc. and Mark A. Davidson dated
                              , 1996*

    10.4        Employment Agreement between Scoop, Inc. and Daniel L. Pelekoudas
                dated             , 1996*

                                       II-5

    10.5        Lease Agreement between Scoop, Inc. and Village Plaza
                Associates, LLC dated September 9, 1996*

    10.6        Agreement between the Company and UMI Company dated October 17, 1996*

    10.7        Form of Indemnification Agreement*

    10.8        Consulting Agreement with Michael Baum*

    10.9        Consulting Agreement with John Kensey*


    11.1        Computation of Pro Forma Net Loss Per Share

    23.1        Consent of Latham & Watkins (included in Exhibit 5.1)*

    23.2        Consent of Deloitte & Touche LLP*

    24.1        Power of Attorney (included in the signature page to this Registration
                Statement)

    27.1        Financial Data Schedule

------------------
*   To be filed by amendment

ITEM 28.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act.

         (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

        (iii) To include any material additional or changed material information with respect to the plan of distribution.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                                      SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Santa Ana, State of California, on October 30, 1996.

SCOOP, INC.


By:/s/ Karl-Magnus S. Karlsson
   -----------------------------------------
    Karl-Magnus S. Karlsson, President and
    Chief Executive Officer


                                  POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Karl-Magnus S. Karlsson and Mark A. Davidson as his true and lawful attorneys-in-fact and agents, acting alone, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement for the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities described below on October 30, 1996.


         Signature                         Title
         ---------                         -----

/s/ Karl-Magnus S. Karlsson          Director, Chairman of the Board, Chief
---------------------------------    Executive Officer and President
Karl-Magnus S. Karlsson

/s/ Mark A. Davidson                 Chief Operating Officer and
---------------------------------    Chief Financial Officer
Mark A. Davidson

---------------------------------    Director and Vice Chairman of
Michael Baum                         the Board


/s/ K.C. Craichy
---------------------------------    Director
K.C. Craichy

         Signature                         Title
         ---------                         -----


/s/ Nils B.A. Andersson
---------------------------------    Director
Nils B.A. Andersson


/s/ Michael K. Boone
---------------------------------    Director
Michael K. Boone

/s/ John P. Kensey
---------------------------------    Director
John P. Kensey

                                                                   EXHIBIT 11.1


                                     SCOOP, INC.
                          COMPUTATION OF NET LOSS PER SHARE



                                      YEAR ENDED          YEAR ENDED          SIX MONTHS ENDED   SIX MONTHS ENDED
                                  DECEMBER 31, 1994    DECEMBER 31, 1995        JUNE 30, 1995      JUNE 30, 1996
                                  -----------------    -----------------      ----------------   ----------------

Weighted average shares
 outstanding . . . . . . . . . .     5,033,000             4,404,000               5,033,000           2,598,000

Conversion of redeemable common
  stock  . . . . . . . . . . . .                                                                         149,000

Equivalent shares from the
  assumed exercise of options
  and warrants . . . . . . . . .       311,000               311,000                 311,000             311,000
                                     ---------             ---------               ---------           ---------
Weighted average shares used in
  calculation of pro forma net
  loss per share . . . . . . . .     5,344,000             4,715,000               5,344,000           3,058,000
                                     ---------             ---------               ---------           ---------
                                     ---------             ---------               ---------           ---------
Net loss pro forma net loss
  per share  . . . . . . . . . .     $(220,200)            $(590,700)              $(220,200)          $(653,400)
                                     ---------             ---------               ---------           ---------
                                     ---------             ---------               ---------           ---------

Pro forma net loss per share . .     $    (.04)            $   (0.13)              $    (.04)          $   (0.21)
                                     ---------             ---------               ---------           ---------
                                     ---------             ---------               ---------           ---------
